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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 30, 2010

Dear Shareholder,

        You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:30 a.m. on Thursday, May 6, 2010, at Charles River Laboratories International, Inc., 181 Ballardvale Street, Wilmington, MA 01887.

        At the Annual Meeting, ten persons will be elected to the Board of Directors. In addition to the election of directors, the Company will also ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2010. The Board of Directors recommends the approval of both of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                      Sincerely,

                      James C. Foster
                       Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 6, 2010.

        This Proxy Statement and our Annual Report to Shareholders are available at
www.criver.com/annual2010.

        In addition, our Annual Report on Form 10-K for fiscal year 2009 can be found at the same website.

 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 6, 2010

To the Shareholders of
Charles River Laboratories International, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation (the Company), will be held on Thursday, May 6, 2010, at Charles River Laboratories International, Inc., 181 Ballardvale Street, Wilmington, MA 01887, at 8:30 a.m., for the following purposes:

  1.
  To elect the ten persons named in this proxy statement as members to the Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 25, 2010.

  3.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 18, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

By Order of the Board of Directors

David P. Johst Corporate Secretary

March 30, 2010

Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, MA 01887
(781) 222-6000

PROXY STATEMENT
For Annual Meeting of Shareholders
To be Held May 6, 2010

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation (the Company or Charles River), of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at Charles River Laboratories International, Inc., 181 Ballardvale Street, Wilmington, MA 01887 on Thursday, May 6, 2010, at 8:30 a.m., and any adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy and the Company's Annual Report to Shareholders for the year ended December 26, 2009 are being mailed to shareholders on or about March 30, 2010. Copies of these documents may also be obtained free of charge through our website at
 www.criver.com/annual2010.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted "FOR" the election of the Board's nominees as directors and the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2010.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. Brokers may not vote without specified instruction in the election of directors, but may cast discretionary votes in the ratification of the independent registered public accounting firm. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is considered to be a "broker non-vote" on that matter.

        The close of business on March 18, 2010 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 18,

2010, the Company had 66,174,157 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of common stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

Votes Required

        Nominees for election as directors at the Meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 25, 2010.

        Shares which abstain from voting as to a particular matter and broker non-votes will not be voted in favor of such matter, and broker non-votes will also not be counted as shares voting on such matter (however, abstentions will be counted as shares voting on a matter). Accordingly, broker non-votes will generally have no effect on the voting on any matter that requires the affirmative vote of a plurality or a majority of the shares voting on the matter, and abstentions will have no effect on a matter that requires the affirmative vote of a plurality voting on the matter but will have the same effect as an "against" vote on any matter that requires the affirmative vote of a majority of the shares voting on the matter.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Under the Company's By-laws, the number of members of the Company's Board of Directors is fixed from time to time by the Board of Directors but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Dr. Nancy T. Chang, Mr. Stephen D. Chubb, Dr. Deborah T. Kochevar, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. C. Richard Reese, Mr. Douglas E. Rogers, Dr. Samuel O. Thier and Mr. William H. Waltrip for election at the Meeting. There are no family relationships between any of the Company's directors or executive officers.

        Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee's place. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board unanimously recommends a vote "FOR" the election of each of these nominees for directors.

 NOMINEES FOR DIRECTORS

        The following table provides information as of the date of this Proxy Statement about each nominee. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business or scientific acumen and an ability to exercise sound judgment, as well as a commitment of service to Charles River and our Board.

Name and Age as of the 2010 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

James C. Foster	59
Joined us in 1976 as General Counsel. Over the past 33 years, Mr. Foster has held various staff and managerial positions. Mr. Foster was named President in 1991, Chief Executive Officer in 1992 and Chairman in 2000. Mr. Foster has been a director since 1989.
		Mr. Foster was selected to serve as a director on our Board due to his role as our Chief Executive Officer, his depth of knowledge of the Company and its operations, his acute business judgment, extensive familiarity with the research model and preclinical services CRO businesses in which we compete, and his lengthy tenure with Charles River.

Nancy T. Chang, Ph.D.	60
Managing Director at OrbiMed Advisors, a healthcare investment firm, since 2007. Previously, Dr. Chang served as President, Chief Executive Officer and Chairman of the Board of Tanox, Inc., until it was sold in 2007. Dr. Chang co-founded Tanox, a public company created to address asthma, allergy, inflammation and diseases affecting the human immune system. From 1986 to 1992, Dr. Chang was an Associate Professor at Baylor College of Medicine in the Division of Molecular Virology. Between 1981 and 1986, Dr. Chang was employed by Centocor, Inc., serving as the Director of Research, Molecular Biology Group, from 1984 to 1986. Dr. Chang serves on the Boards of Directors of the Federal Reserve Bank in Houston and BioHouston, and the Board of Visitors of the University of Texas M.D. Anderson Cancer Center. Dr. Chang has been a director since 2007.
		As a former public life sciences company CEO and Chairman, and in her current position as a managing director at a healthcare investment firm, Dr. Chang brings to the Board extensive understanding of the operational, financial and strategic issues facing public and private companies in the fields in which we operate. Dr. Chang also brings the board a strong scientific and academic perspective, as well as an understanding of the Chinese marketplace which has been a focus of Charles River in recent years.

Name and Age as of the 2010 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Stephen D. Chubb	66
Former Chairman and Chief Executive Officer of Matritech, Inc., a leading developer of proteomics-based diagnostic products for the early detection of cancer, from its inception in 1987 until December 2007. He is also a certified public accountant. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp. Mr. Chubb serves as Chairman of the Board of Trustees of Mount Auburn Hospital in Cambridge, Massachusetts and is a director of Caregroup Healthcare System, Allegro Diagnostics Corp. and Immunetics, Inc. Mr. Chubb has been a director since 1994.
		Mr. Chubb brings to the Board a wealth of industry and business expertise, drawing upon his lengthy history as a CEO/president and board member at a variety of public and private life sciences companies. The Board benefits particularly from Mr. Chubb's strong biotechnology industry expertise, and he also brings a valued perspective given his service to hospitals and hospital affiliations. In addition, as a result of his background as a certified public accountant and prior service as a public company CFO, Mr. Chubb qualifies as an "audit committee financial expert" under SEC guidelines.

Deborah T. Kochevar, Ph.D, D.V.M.	53

Dean of the Cummings School of Veterinary Medicine at Tufts University since 2006. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past-president of the American College of Veterinary Clinical Pharmacology and is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar has been a director since October 2008.
		Dr. Kochevar was selected to the Board in recognition of the distinct perspective she provides as a highly distinguished academic and educator in the life sciences. As a boarded diplomate of the American College of Veterinary Clinical Pharmacology, with a Ph.D. in cell and molecular biology combined with a D.V.M. degree, and a deep knowledge base of comparative medicine and complex animal models, Dr. Kochevar's training and experience is particularly suited to understanding and providing insights into the veterinary medical, contract research and drug development support activities conducted by the Company. Dr. Kochevar also provides the Board with current industry and scientific insights through her on-going involvement in a broad array of biomedical professional and trade organizations.

Name and Age as of the 2010 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

George E. Massaro	62
Non-Executive Chairman of the Board of Huron Consulting Group, Inc., a management consulting company, since July 2009. Previously, Mr. Massaro had been Director and Vice Chairman of Huron Consulting Group since June 2004 (Vice Chairman since March 2005), Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and served as a Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. Prior to joining Huron, he was the Managing Partner of Arthur Andersen's New England practice from 1998 to 2002. Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. Mr. Massaro also serves as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England. Mr. Massaro has been a director since 2003.
		As a former managing partner of a major accounting firm, Mr. Massaro brings a deep knowledge of financial reporting, auditing and tax matters applicable to a variety of industries. Mr. Massaro also provides business acumen from his numerous senior positions at Huron Consulting, as well as his service on boards of other companies. As a result of his extensive background in public accounting and prior experience at Arthur Andersen, Mr. Massaro qualifies as an "audit committee financial expert" under SEC guidelines.

George M. Milne, Jr., Ph.D.	66
Retired from Pfizer Inc. in 2002 after working at the company in research and management positions for nearly 32 years, including Executive Vice President of Global Research and Development and President of Central Research, with global responsibility for Human and Veterinary Medicine R&D. Dr. Milne serves as a director of Mettler-Toledo International, Inc. and Athersys, Inc., and he also serves on the boards of several private companies. He is a venture partner of Radius Ventures LLC. Dr. Milne has been a director since 2002. Previously, Mr. Milne was a director of MedImmune, Inc. from 2005-2007 and Aspreva Pharmaceutical Corporation from 2004 – 2007.
		Supplementing his strong scientific background (Ph.D. in organic chemistry), Dr. Milne brings varied life sciences experience beneficial for our Board. With over three decades of executive experience at a leading global pharmaceutical company, he supplies particular insights into industry drivers, as well as the concerns and perspective of the consumers of our products and services. In addition, he has had exposure to strategic and operational issues relevant to board leadership through his prior role at Pfizer and at other public and private company boards. Dr. Milne also brings unique industry perspectives from his biomedical venture capital activities through Radius Ventures.

Name and Age as of the 2010 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

C. Richard Reese	64
Executive Chairman since 2008 of Iron Mountain Incorporated, a global public information protection and storage company. Prior to that, Mr. Reese was Chairman and the Chief Executive Officer of Iron Mountain since 1981 (Chairman from 1995-2008). Mr. Reese has been a director since 2007.
		Mr. Reese is a proven global business leader who, from the time he joined Iron Mountain as its president in 1981 with only $3 million in annual revenue, developed it into a global company with over $3.0 billion in revenue and more than 100,000 corporate customers. As a member of the Board, Mr. Reese provides the Company with invaluable guidance and advice, particularly in the areas of strategic execution, customer service and innovation, drawing upon his extensive experience, entrepreneurial spirit and proven track record.

Douglas E. Rogers	55
Partner and founding member of Blackstone Healthcare Partners LLC, the healthcare partnership with The Blackstone Group, a public global alternative asset management and provider of financial advisory services, since April 2003. Mr. Rogers has extensive experience in health care private equity investing and investment banking, including as Managing Director of Donaldson Lufkin & Jenrette's Merchant Banking Group and Managing Director of Credit Suisse First Boston's Private Equity Group. Previously, Mr. Rogers was a Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers and head of U.S. Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Gerresheimer Group GmbH, and previously served on our Board from 1999 until 2001. Mr. Rogers has been a director since 2002.
		As one of the founding members of Blackstone Healthcare Partners and a founder and owner of a number of life science companies, Mr. Rogers brings over 30 years experience in healthcare private equity investment, investment banking, and venture capital. Mr. Rogers' perspective is particularly valuable to the Company due to his tenure as director of Charles River and has been instrumental in overseeing our growth and expansion during that time.

Name and Age as of the 2010 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Samuel O. Their, M.D.	72
Professor of Medicine and Health Care Policy, Emeritus at Harvard Medical School, Massachusetts General Hospital. In December 2002, Dr. Thier retired from the position of Chief Executive Officer of Partners HealthCare System, Inc., which he had held since July 1996. Previously, he served as President of Partners HealthCare System, Inc. from 1994 to 1996, Chief Executive Officer of MGH Corporation from 1994 to 1997, President of Massachusetts General Hospital from 1994 through 1996, and as President of Brandeis University from 1991 to 1994. He has served as President of the Institute of Medicine, National Academy of Sciences, and is a Fellow of the American Academy of Arts and Sciences. Dr. Thier was previously a director of the Federal Reserve Bank of Boston and a trustee of The Commonwealth Fund. Dr. Thier is a director of Merck & Co., Inc., and of the Foundation for the National Institutes of Health, and a member of the Boards of Overseers of TIAA-CREF, Cornell University Weill Medical College and the Heller School for Social Policy and Management at Brandeis University. Dr. Thier has been a director since 2000.
		Dr. Thier brings extensive leadership skills to the Board. In addition to his life sciences expertise, which has included senior positions in commercial, academic and healthcare environments, Dr. Thier has served in leadership roles at entities as diverse as Brandeis University and the Federal Reserve Bank of Boston. Dr. Thier also provides the Board with substantive guidance as he is a recognized authority in the areas of national health policy, medical education and biomedical research.

William H. Waltrip	72
Retired Chairman and Chief Executive Officer of Bausch & Lomb, Incorporated. Mr. Waltrip was Chairman of the Board of Directors of Technology Solutions Company from 1993 to 2003. Previously, Mr. Waltrip served as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers Brothers, Inc., and as President and Chief Operating Officer of IU International Corporation. He was also previously President, Chief Executive Officer and a director of Purolator Courier Corporation and was formerly a director of Bausch & Lomb. He is a director of Thomas & Betts Corporation and Theravance, Inc. Mr. Waltrip has been a director since 1996.
		Mr. Waltrip is an experienced business leader with the skills necessary to be our Lead Director. Aside from his lengthy tenure as a director of Charles River, during which he has been instrumental in overseeing our growth and expansion, Mr. Waltrip has previously served as chairman and/or CEO of a number of public companies in a variety of industries. Specific to his strong capabilities to serve as Lead Director, Mr. Waltrip has served on audit, compensation and governance committees, providing a deep understanding of all of the elements of public company director service.

Corporate Governance

        We are committed to operating our business with integrity and accountability. We strive to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE), the Securities and Exchange Commission (SEC), and the federal government as implemented by the Sarbanes-Oxley Act of 2002. Each of our Board members, other than Mr. Foster who is also Chief Executive Officer and President of the Company, are independent and have no significant financial, business or personal ties to the Company or management, and all of our required Board committees are composed of independent directors. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which have been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely and accurate. We have a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to help ensure that our public disclosures, including our periodic reports filed with the SEC, earnings releases and other written information that we disclose to the investment community, are accurate and timely. We will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations. Copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and our Related Person Transactions Policy are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Contacting the Board of Directors

        In order to provide shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Company has adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the Lead Director of the Board of Directors, William H. Waltrip, by writing to Mr. Waltrip, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential and relevant information will be forwarded by the Corporate Secretary to the Lead Director or to other directors if the communication is so directed. Items that are unrelated to a director's duties and responsibilities as a Board member may be excluded by the Corporate Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. Any communication so excluded will be made available to any independent director upon request.

  Director Qualification Standards; Director Independence

        Our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. In accordance with these Standards, it must be determined that the director has no material relationship with the Company other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with the Company, and restrict commercial relationships of all directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm's length with the Company and its subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The Board has determined that nine of the ten directors standing for re-election to the Board are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as Chief Executive Officer and President of the Company. As a result, Mr. Foster is not a voting member of any committee of the Board, except the Executive Committee.

        In the course of the Board's determining the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

  •
  each of our non-employee directors, the annual amount of sales to and/or purchases from the organization where he or she serves as an executive officer; and

  •
  Dr. Kochevar, the annual amount of sales (net of any charitable contributions made by the Company) to and/or purchases from the academic institution where she serves as dean of the School of Veterinary Medicine.

In all such evaluations, it was determined that the applicable amounts were below the greater of $1 million or two percent (2%) of the consolidated gross annual revenues of each of those organizations.

        In addition, with respect to all of the Company's non-employee directors, the Board considered the amount of the Company's discretionary charitable contributions to organizations where he or she serves as an officer, director or trustee, and determined that the Company's contributions constituted less than the greater of $1 million or two percent (2%) of such organization's total annual gross revenues during the organization's last three completed fiscal years.

        In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from the Company's books and records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement. For information about the entities our non-employee directors serve or have served as either (1) an executive officer or (2) an officer, director or trustee of a charitable institution, you are directed to see their biographies adjacent to their pictures above in this Proxy Statement.

        The independent members of the Board of Directors typically meet in executive sessions following each regularly scheduled meeting of the full Board of Directors. Mr. Waltrip, the Lead Director, has been chosen by the Board to preside at the executive sessions of the non-management directors. Mr. Foster does not attend such executive sessions of the Board. The full text of our Director Qualification Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines.

The Board of Directors and its Committees

  Board Leadership Structure and the Role of the Board of Directors in Risk Oversight

        Charles River is led by Mr. James C. Foster, who has served as Chief Executive Officer since 1992 and Chairman of the Board of Directors since 2000. Our Board of Directors is comprised of Mr. Foster and nine independent directors.

        It is the Company's current practice that the positions of Chairman of the Board and CEO be held by the same person, except in unusual circumstances. We believe that this leadership structure has been effective for the Company. Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director who is designated by the Board, based on the recommendation of the Corporate Governance and Nominating Committee. The Lead Director helps to provide independent oversight and is responsible in ensuring that the Board is acting in conformity with good corporate governance practices and in the long-term best interests of the Company. In furtherance of these responsibilities, the Lead Director (1) advises the Chairman of the Board in the logistics of scheduling and setting agendas for Board and committee meetings, (2) develops agendas for and presides over executive sessions of the Board's non-management directors, and (3) assists the Board and the Corporate Governance and Nominating Committee in monitoring and implementing our Corporate Governance Guidelines.

        We believe that having a combined chairman/CEO, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for our Company. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. At the same time, we have the benefit of oversight of Company operations by experienced independent directors who have appointed a Lead Director and three independent committee chairs. This combination has served the Company well for many years and we have found it to be an efficient and effective leadership model for the Company. The Board selects the Company's CEO and Chairman in the manner that it determines to be in the best interests of the Company's shareholders. From time to time, and at least annually, the Corporate Governance and Nominating Committee conducts an assessment of this leadership structure.

        The Board oversees the Company's risk oversight process and performs this oversight role using several different levels of review. In connection with its reviews of the operations of the Company's business units and corporate functions, particularly during the annual strategic planning sessions, the Board is informed of the primary risks associated with those units and functions. Principally, the Board satisfies its responsibility through regular reports by each committee chair regarding such committee's consideration and actions, as well as through receiving regular reports directly from officers responsible for oversight of particular risks within the Company, including operational, financial, legal, regulatory, strategic and reputational risks. Such reporting enables the Board to understand our risk identification, risk management and risk mitigation strategies.

        Areas of risk oversight which generally remain at the Board level and are not delegated to any Committee include risks related to the Company's financial policies, material financial decisions, credit policies and ratings, cash management and investment strategies, debt and equity structures, operational regulatory matters (such as quality control and humane care), and significant business decisions. The Board satisfies this oversight responsibility through regular reports from officers of the Company responsible for each of these risk areas as well as through periodic progress reports from officers on the Company's critical on-going initiatives (such as, recently, our enterprise resource planning system). The Board also consults periodically with outside financial advisors.

        Each of the Board's committees oversees the management of Company risks that fall within the committee's areas of responsibility. A description of each committee's risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. When a committee receives a report or update regarding an area of potential risk to the Company, the Chairman of the relevant committee determines whether it is materially significant enough to report on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

  Audit Committee and Financial Experts

        The Audit Committee met six times in 2009. During 2009, the members of the Audit Committee included Messrs. Chubb, Massaro, and Waltrip. The Board of Directors has unanimously determined that Messrs. Chubb and Massaro qualify as "audit committee financial experts" under Item 401(h) of

Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board of Directors has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent registered public accounting firm; reviewing the plans and results of the audit engagement with our independent registered public accounting firm; approving services performed by and the independence of our independent registered public accounting firm; considering the range of audit and non-audit fees; consulting with our independent registered public accounting firm regarding the adequacy of our internal controls; and reviewing annual and quarterly financial statements. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        As part its charter and as required by the NYSE, the Audit Committee discusses our policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps that have been taken to monitor and control these exposures. The Audit Committee assumes primary oversight responsibility for the Company's risk management framework as it applies to our financial reporting and operations, including the identification of the primary risks to the Company's business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions through participation and monitoring of the development of the annual external and internal audit plans. The Audit Committee is particularly responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and related regulatory compliance. The head of the Company's internal audit department, who functionally reports to the Audit Committee, assists the Company in identifying and evaluating risk management controls and methodologies to address identified risks. At each of its regularly scheduled meetings, the Audit Committee meets in executive session with representatives from the Company's independent registered public accounting firm. The Audit Committee also has direct interaction with the Company's Chief Financial Officer (who is also the Company's chief accounting officer), General Counsel, and other members of management. In addition to the items mentioned above, the Committee also receives regular reports regarding issues such the status of material litigation, allegations of accounting and auditing concerns or fraud, and related party transactions.

  Compensation Committee

        The Compensation Committee met four times during 2009 and was comprised of the following members: Drs. Chang and Milne, and Messrs. Rogers and Waltrip. The Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for the Company in light of all relevant circumstances and which provide incentives that further the Company's long-term strategic plan and are consistent with the culture of the Company and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies, and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out and (2) that such structure, policies and programs contribute to the success of the Company. In addition, the Compensation Committee reviews, approves and makes recommendations on the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO and reviews the CEO's recommendations on compensation for all of the Company's executive officers, and approves such compensation when determined. As discussed below under "Compensation Discussion and Analysis—Other Factors Underlying the Ongoing Implementation of the Compensation Program—Role of Executive Officers in Setting Compensation Parameters," other than Messrs. Foster and Johst, no executive officers of the Company play a significant, ongoing role in assisting the Compensation

Committee in setting executive compensation (or, with respect to the Corporate Governance and Nominating Committee, director compensation). The Compensation Committee also administers the Company's equity incentive plans. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Compensation Committee is responsible for risks relating to employment policies and the Company's compensation and benefits systems. The Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. To assist it in satisfying these oversight responsibilities, the Committee has retained its own outside compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. Between formal Committee meetings, the Committee chair also meets regularly with management and the Committee's outside consultants.

  Compensation Consultant Disclosure

        The Compensation Committee engaged Pearl Meyer & Partners (our outside consultants) as outside compensation consultants to advise the Compensation Committee on all matters related to the Company's senior executives' total cash compensation and long-term incentive compensation. The Company's Human Resources Department assisted in coordinating the selection process that resulted in their engagement, which was conducted through an open "request for proposal." Accordingly, Mr. David P. Johst, as the executive officer responsible for our human resources department, as well as Mr. Foster, each provided input during the process. In 2009, the outside consultants assisted the Compensation Committee with the following:

  •
  review and validation of the Company's peer competitor group;

  •
  review of the Company's competitive market data for its executives and observations on program design, including pay philosophy, pay levels, and incentive pay mix;

  •
  determination of grant guidelines for annual long-term incentive (LTI) awards for all management levels;

  •
  preparation of annual tally sheets for use in evaluating total executive pay packages;

  •
  advice to the Committee (and the Company) on the amendment to our 2007 Incentive Plan that was approved by our stockholders at the 2009 Annual Meeting; and

  •
  general advice and counsel to the Committee on executive compensation matters throughout the year.

        In addition, from time to time as requested, the outside consultants provide advice to the Corporate Governance and Nominating Committee with respect to reviewing and structuring our policy regarding fees paid to and other equity compensation awarded to non-employee directors. Except as described above, the Company does not receive any other services from the outside consultants, nor has the Company utilized the services of any other compensation consultant in matters affecting senior executive or director compensation.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee met two times during 2009. The members of the committee included Drs. Kochevar and Thier, and Messrs. Chubb, Reese and Waltrip. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee are "independent" under the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board, the processes used by the Board in its self-assessment, and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the by-laws for recommendation to the Board. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. The Corporate Governance and Nominating Committee oversees the Company's Corporate Governance Guidelines and Code of Business Conduct and Ethics. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to Board succession planning, ethics practices, matters addressed in our Corporate Governance Guidelines, and other corporate governance issues, particularly to the extent any of these could affect Company operations and strategic decisions. To satisfy these oversight responsibilities, the Committee receives assistance and reports from senior management of the Company from time to time.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to pending retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, executive officers professional search firms, shareholders or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information and are interviewed by the Chairman of the Board and at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee, and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties. The Corporate Governance and Nominating Committee evaluates the candidates based on the minimum qualifications described below as well as the criteria set forth in the Company's Corporate Governance Guidelines. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best oversee the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas.

  Board Nomination Process

        The Corporate Governance and Nominating Committee has adopted criteria regarding the qualifications required for Board nominees, which can be found in our Corporate Governance Guidelines. These criteria are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. The primary consideration in the selection and retention of Directors is their respective ability to fairly represent the interests of the Company's stakeholders. Diversity in business background, area of expertise, skills, educational background, gender, national origin and ethnicity are also considered, as well as other factors that can provide the Board with a range of informative viewpoints and perspectives. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from the Company and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a diverse group; and the candidate's understanding of the Board's governance role. In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best oversee the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. In determining whether to recommend a director for re-election, the director's past attendance at meetings and participation in and contributions to the activities of the Board is also taken into consideration.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Pursuant to our bylaws, recommendations for consideration of nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of the Company's Proxy Statement released to shareholders in conjunction with the previous year's meeting. For information about submitting shareholder proposals, including director nomination proposals, please see the section of this Proxy Statement entitled "Shareholder Proposals for 2011 Proxy Statement."

  Meeting Attendance

        All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All of the members of the Board attended the 2009 Annual Meeting of Shareholders. During 2009 there were seven meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2009.

2009 Director Compensation

        The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors while aligning the interests of directors with the interests of stockholders by linking a portion of their compensation to stock. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

        The following table sets forth all of the compensation awarded to, earned by, or paid to the Company's directors for the year ended December 26, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
William H. Waltrip	90,000	71,574	71,723	—	233,297
George E. Massaro	80,000	71,574	71,723	—	223,297
George M. Milne, Jr.	70,000	71,574	71,723	—	213,297
Stephen D. Chubb	65,000	71,574	71,723	—	208,297
Douglas E. Rogers	60,000	71,574	71,723	—	203,297
Samuel O. Thier	60,000	71,574	71,723	—	203,297
Nancy T. Chang	60,000	71,574	71,723	—	203,297
C. Richard Reese	60,000	71,574	71,723	—	203,297
Deborah T. Kochevar	60,000	71,574	71,723	—	203,297

(1)
Reflects aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee and/or committee chair fees. A description of the applicable fees can be found below.

(2)
Amounts reflect the full grant date fair value of the restricted stock awards granted to directors in May 2009, computed in accordance with FASB ASC Topic 718. As of December 26, 2009, each current director held the aggregate number of unvested restricted stock awards as follows: Chang—2,530, Chubb—2,530, Kochevar—2,530, Massaro—2,530, Milne—2,530, Reese—2,530, Rogers—2,530, Thier—2,530, Waltrip—2,530.

(3)
Amount reflects the grant date fair value of directors' stock options granted in May 2009, computed in accordance with FASB ASC Topic 718, calculated using the Black-Scholes valuation model utilizing the Company's assumptions. See note 8 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 26, 2009 for a discussion of the assumptions used by the Company in the Black-Scholes valuation model. As of December 26, 2009, each current director held the aggregate number of option awards as follows: Chang—24,940, Chubb—46,440, Kochevar—18,940, Massaro—46,440, Milne—46,440, Reese—24,940, Rogers—22,440, Thier—46,440, Waltrip—46,440.

(4)
No director of the Company received perquisites and other personal benefits equal to or exceeding $10,000 in the aggregate.

        The Company pays each non-employee director an annual fee of $60,000 for service as a director of the Company, except for members of the Audit Committee, who are paid an annual fee of $65,000. Additional fees are paid to the combined Lead Director/Chair of the Governance Committee ($25,000), the Chair of the Audit Committee ($15,000) and the Chair of the Compensation Committee ($10,000) for their additional responsibilities. No additional fees are paid for attending meetings of the Board or any Committee of the Board. Expenses incurred in attending Board of Directors meetings and committee meetings are reimbursed by the Company.

        Since the commencement of fiscal 2009, the policy established by the Corporate Governance and Nominating Committee is to award each unaffiliated non-employee director (1) stock options and restricted stock having a target value of approximately $275,000 on the first day of the month following his or her initial election or appointment to the Board and (2) stock options and restricted stock having a target value of approximately $185,000 on an annual basis following the annual meeting of shareholders of the Company. Consistent with the long-term incentive equity awards to Company management, one-half of the targeted award value will be issued in the form of stock options, and one half in the form of restricted stock, utilizing Black-Scholes pricing models. The Corporate Governance and Nominating Committee consulted with Pearl Meyer & Partners in determining these values, which were based upon a general comparative review of director compensation and competitive market practices for similarly sized companies operating in the area of life sciences, with a target value based upon the 50th percentile. Options granted to members of the Board of Directors vest in full, one year from the date of grant and expire five or seven years from the date of grant, and restricted stock vests in full, one year from the date of grant.

        However, in recognition of the economic challenges that faced the Company in 2009, and in keeping with reductions in compensation voluntarily implemented by the Company's management, the independent Directors voluntarily reduced the targeted value of their respective equity awards to $140,000 for 2009.

        In order to further align the interests of directors and shareholders, the Board of Directors has mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in the Company's Corporate Governance Guidelines, each director who has served on the Board for at least three years is required to own a minimum of 5,000 shares of Company stock (excluding stock options, stock subject to future vesting requirement, or other similar unvested and inchoate equity holdings). Board members who are subject to third-party restrictions on their stock holdings (e.g., certain academic institutions), shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. In addition, each of our incumbent directors who were elected to the Board on May 8, 2007 will have until May 8, 2010 to come into compliance with this policy and, until such date, will instead be required to own a minimum of $100,000 in shares of Company common stock utilizing an assumed per share value based upon the average of the closing price of the Company's common stock for each of the previous four (4) fiscal quarters. As of the date of this Proxy Statement, all of our directors are in compliance with this holding requirement.

PROPOSAL TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 25, 2010 and the effectiveness of the Company's internal control over financial reporting as of December 25, 2010. PricewaterhouseCoopers LLP was the Company's independent registered public accounting firm for the fiscal year ended December 26, 2009 and audited the Company's financial statements for the fiscal year ended December 26, 2009 and the effectiveness of the Company's internal control over financial reporting as of December 26, 2009. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 25, 2010. The Company expects that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company is not obtained at the Meeting, the Audit Committee will reconsider its appointment. Even if ratification is obtained, the Audit Committee may decide in the future it is in the Company's interest to no longer retain PricewaterhouseCoopers LLP.

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to ratify the appointment of the independent registered public accounting firm.

Statement of Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the years ended December 26, 2009 and December 27, 2008, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2009	2008
Audit fees(1)	$3,145,451	$2,996,907
Audit-related fees(2)	1,480,892	1,009,232
Tax fees(3)	203,250	538,834
All other fees(4)	6,000	6,000

Total(5)	$4,835,593	$4,550,973

(1)
Audit fees consisted of work performed in the integrated audit of the Company's annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company's quarterly condensed consolidated financial statements filed on Forms 10-Q, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit-related fees consisted principally of fees for financial due diligence services for acquisitions and potential acquisitions, consultations regarding information system controls, collection and analysis of financial data to support operational decisions, and work performed in the audit of the Company's employee benefit plans. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted of fees for an accounting research tool. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitute a prohibited activity for the Company's independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC or NYSE regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company's independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for pre-approving all audit and permissible non-audit services provided by its independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year for all such services. Prior to engagement, the Audit Committee pre-approves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget, quarterly and by category of service. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for pre-approval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 25, 2010.

 BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information as of March 1, 2010, with respect to the beneficial ownership of shares of the Company's common stock by (1) each person known to the Company to own beneficially more than 5% of the outstanding shares of common stock, (2) each current director and nominee for director of the Company, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption "Compensation of Executive Officers" (the named executives), and (4) the current directors and executive officers of the Company as a group. As of March 1, 2010, there were 66,144,656 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned as of March 1, 2010		Percentage of Shares Outstanding
5% Shareholders
FMR LLC	4,495,931	(1)	6.8%
Neuberger Berman Inc.	4,354,571	(2)	6.6%
Janus Capital Management LLC	4,171,147	(3)	6.3%
BlackRock, Inc.	3,500,508	(4)	5.3%
Named Executive Officers
James C. Foster	1,227,302	(5)	1.8%
Thomas F. Ackerman	291,989	(6)	*
Real H. Renaud	242,606	(7)	*
David P. Johst	319,806	(8)	*
Nancy A. Gillett	116,397	(9)	*
Outside Directors
Nancy T. Chang	42,530	(10)	*
Stephen D. Chubb	53,303	(11)	*
Deborah T. Kochevar	12,130	(12)	*
George E. Massaro	39,188	(13)	*
George M. Milne, Jr.	40,530	(14)	*
C. Richard Reese	22,030	(15)	*
Douglas E. Rogers	21,879	(16)	*
Samuel O. Thier	32,930	(17)	*
William H. Waltrip	59,303	(18)	*
All executive officers and directors as a group (15 persons)	2,583,287	(19)	3.9%

*
Less than 1%.

(1)
The information reported is based on a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC, the parent company of Fidelity Management & Research Company (FMRC). FMR LLC has sole dispositive power with respect to all of the shares reported and sole voting power with respect to 560,300 shares reported in the table. FMRC states that it is the beneficial owner of 3,869,151 shares reported in the table as a result of acting as investment adviser to various investment companies. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)
The information reported is based on a Schedule 13G/A filed with the SEC on February 16, 2010 by Neuberger Berman Group LLC. Neuberger Berman has shared dispositive power with respect to all of the shares reported in the table, sole voting power with respect to 3,641,184 of the shares reported in the table, and shared voting power with respect 1,203,000 shares reported in the table. The address of Neuberger Berman is 605 Third Avenue, New York, New York 10158.

(3)
The information reported is based on a Schedule 13G filed with the SEC on February 16, 2010 by Janus Capital Management LLC. Janus Capital has shared voting and shared dispositive power with respect to all except ten of the shares reported in the table, and has sole voting power and sole dispositive power with respect to ten of the shares reported in the table. The address of Janus Capital is 151 Detroit Street, Denver, Colorado 80206.

(4)
The information reported is based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. BlackRock has sole voting and dispositive power with respect to all of the shares reported in the table. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(5)
Includes 917,706 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 1, 2010.

(6)
Includes 191,117 shares of common stock subject to options held by Mr. Ackerman that are exercisable within 60 days of March 1, 2010.

(7)
Includes 167,330 shares of common stock subject to options held by Mr. Renaud that are exercisable within 60 days of March 1, 2010.

(8)
Includes 224,510 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 1, 2010.

(9)
Includes 53,337 shares of common stock subject to options held by Dr. Gillett that are exercisable within 60 days of March 1, 2010.

(10)
Includes 14,500 shares of common stock subject to options held by Dr. Chang that are exercisable within 60 days of March 1, 2010.

(11)
Includes 24,000 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 1, 2010.

(12)
Includes 8,500 shares of common stock subject to options held by Dr. Kochevar that are exercisable within 60 days of March 1, 2010.

(13)
Includes 24,000 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 1, 2010.

(14)
Includes 24,000 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 1, 2010.

(15)
Includes 14,500 shares of common stock subject to options held by Mr. Reese that are exercisable within 60 days of March 1, 2010.

(16)
Includes 12,000 shares of common stock subject to options held by Mr. Rogers that are exercisable within 60 days of March 1, 2010.

(17)
Includes 24,000 shares of common stock subject to options held by Dr. Thier that are exercisable within 60 days of March 1, 2010.

(18)
Includes 24,000 shares of common stock subject to options held by Mr. Waltrip that are exercisable within 60 days of March 1, 2010.

(19)
Includes 1,752,967 shares of common stock subject to options exercisable within 60 days of March 1, 2010. None of the 2,583,287 shares reflected have been pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and other equity securities of the Company. Officers, directors and such beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 26, 2009 all Section 16(a) filing requirements applicable to its officers, directors and such beneficial owners were complied with except that a Form 5 for Mr. Waltrip reporting gifts of shares of common stock was filed late. This late filing was a result of administrative error.

 COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company's compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Charles River specifically cautions investors not to apply these statements to other contexts.

Overview

        Our success depends on the continued services of our senior management team, as well as the retention of other members of management and key personnel. Ultimately, loss of the services of these individuals, as well as the failure to recruit additional managerial, scientific and technical talent in a timely manner, could harm our business. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of the Company's Executive Compensation Program (the Compensation Program or Program), described below, for members of senior management (including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (our named executives)).

        The material elements and objectives of the Company's executive compensation did not materially change from fiscal 2008 to fiscal 2009. Charles River continues to provide a compensation package for its named executives consisting generally of core elements of base salary, performance-based annual cash incentive awards, long-term equity incentive awards, and other limited benefits and perquisites, as well as supplemental elements including deferred compensation contributions, termination and change of control arrangements and retirement plans. Executive compensation continues to be based on compensation principles and objectives focused on providing competitive compensation packages generally managed at or above the market median (if performance meets target levels) which serve to align our named executives' efforts with the interests of stockholders.

        The Company and the Compensation Committee did, however, implement changes to certain specific elements of the Program effective with the start of 2009. Most significantly, as part of its evaluation of the Company's Program in the second half of 2008, the Compensation Committee, with the assistance of outside independent compensation consultants, reviewed the competitive market data for our executive pay packages and determined that certain elements should be moderated beginning in 2009. These changes have been manifested primarily through a reduction in our targeted total long-term equity incentive amounts, and correspondingly a reduction in the targeted total direct compensation range, as described more fully below.

        In addition, our compensation practices were appropriately modified in response to market and economic conditions, as well as the Company's performance. The 2009 fiscal year was challenging for the Company, and in particular our Preclinical Services (PCS) business segment. For a detailed discussion of our 2009 financial performance and the factors that we believe are influencing demand from our customers, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 19, 2010.

        We used this period of market uncertainty to continue to align our organization to support market requirements, and implemented actions to improve our operating efficiency, some of which impact our executive compensation practices. In 2009, these actions included:

  •
  initiating restrictions on hiring;

  •
  implementing a salary freeze (since lifted in 2010) for a substantial percentage of our workforce, including all senior incentive-eligible employees (including all of the named executives);

  •
  reductions in our targeted bonus amounts (including those applicable to our senior employees (including all of the named executives) to 50% of traditional targets;

  •
  reduction of our 401(k) matching contribution by approximately 1/3rd;

  •
  continuing tight control of discretionary spending; and

  •
  implementing a headcount reduction affecting approximately 11% of our total workforce (predominately in our PCS business segment), including the closing of our Arkansas facility and the divestiture of our Scotland Phase I facility, and, in early 2010, suspension of operations of our Massachusetts preclinical facility.

        The combination of market conditions and the comparative evaluation of our executive pay practices by the Committee in late 2008 influenced our approach to the 2009 Compensation Program. For instance, in addition to the salary freeze for our named executives, we:

  •
  reduced targeted total Long-Term Equity Incentive awards to the 50th percentile (previously, it was the 75th percentile);

  •
  reduced the targeted Total Direct Compensation percentile range to the 50th-55th percentile (previously, 65th-75th percentile);

  •
  allowed for no discretionary upward adjustment to our 2008 Annual Cash Incentive Awards paid in February 2009; and

  •
  determined that, in 2009, we would not grant any new performance awards as a component of our Long-Term Equity Incentive awards in order to ensure that management's focus in 2009 was appropriately aligned with meeting the near-term challenges of the Company.

        In addition, the implementation of the salary freeze in 2009 better aligned the targeted cash compensation of our named executives with the targeted 55th-60th percentile for Total Short-Term Cash Compensation. In early 2010, after taking into account (1) the collective actions in 2009 and 2010 by the Company to address short-term economic and business challenges and (2) retention risks and the negative impact on workforce morale if salaries remained unchanged for two consecutive years, we lifted the salary freeze and implemented a modest base salary increase for most of our employees, including senior incentive-eligible employees. For our named executives, this amounted to a 2% increase for each executive.

        We made one other substantial adjustment to our Program in 2010. We eliminated the majority of individual perquisites available to our officers (including the named executives) and instead replaced these benefits with a cash perquisite allowance. We believe that the transition to a perquisite cash allowance will provide for enhanced stockholder transparency and simplicity, while providing our senior executives with flexibility to decide which benefits are most valued by them. In conjunction with this change, we have also eliminated the tax-gross up of these perquisites and benefits. Additional information about these changes can be found in the section entitled "—Other Benefits and Perquisites" below.

        We believe that the adjustments to our Program in 2009 and 2010, in their totality, are appropriate in light of the current economic and market environments, as well as recent executive compensation trends, and are consistent with the non-compensatory actions that the Company has taken recently. Furthermore, the increased focus on near-term financial and operational objectives properly aligned management's incentives with the interests of our shareholders in meeting the specific challenges for 2009, and comparable challenges in 2010.

        At the direction of the Committee, in early 2010 Mr. Johst, our Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer, and his staff conducted a review of our overall compensation programs, including the Program. In conducting this analysis, Company management and the Compensation Committee focused on a number of features of the Company's compensation programs in evaluating their propensity to cause or mitigate undue risk-taking relative to the Company's business objectives, noting that the design of the compensation programs (including the Program) contains:

  •
  a balanced compensation approach featuring a variety of elements designed to achieve the Company's short and long-term objectives;

  •
  a significant amount of incentive compensation being awarded in the form of long-term equity;

  •
  annual cash incentive awards which incorporate corporate-level balance sheet fundamentals among other financial and strategic metrics;

  •
  maximum payout limits to our annual cash incentive award programs, as well as the setting of targets at multiple levels of performance rather than an "all or nothing" approach;

  •
  prominent use of "full value" restricted stock awards (50% of annual named executives' annual equity awards) which retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options "in-the-money;"

  •
  stock ownership guidelines and multi-year vesting of our equity awards, which are designed to encourage our executives to be focused on achieving steady growth over an extended period of time; and

  •
  Compensation Committee input in establishing individualized executive performance goals, enabling the Compensation Committee to be cognizant of and sensitive to the need to properly align management's incentives with the overall strategic objectives of the Company, and to ensure that excessive risk-taking is not rewarded.

        The changes to the Program made during 2009 and 2010 reflect our flexibility in responding to changing market conditions, the Company's business strategy, investor sentiment, and executive compensation standards. At the same time, we believe it is important to maintain consistency in our compensation philosophy and approach. While the Committee and our management team understand the impact that the current economic conditions and the Company's operating performance have had on our stock price, it is important to us that the elements of the Program continue to incentivize management toward the proper near-term and long-term operating goals, which are intended to ultimately translate into appreciation in Charles River's stock price.

Objectives of the Compensation Program

        The Committee reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter. The Committee recognizes the importance of establishing clear objectives for the Company's Compensation Program and the value of comparatively evaluating current and proposed compensation policies and practices in terms of their relative effectiveness in advancing those objectives. In keeping with the Company's philosophy that the Compensation Program should appropriately align executive compensation with both the short and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

Objective	Mechanisms for Achievement
Attract and Retain Superior Talent

•       Offer appropriately competitive compensation packages to talented executives, managers, scientists and technical personnel who meet our ongoing organizational needs.

•       Ensure that we continue to have access to, and be seen as an attractive employer for, such talent.

Support the Achievement of Desired Levels of Company Performance	• Create meaningful incentives for individuals to achieve established and clearly communicated key financial and strategic goals, at each of the Company, business segment, and business unit levels.

Align the Interests of Executives with the Long-Term Interests of Shareholders	• Require a significant amount of each executive's total compensation package to be dependent on corporate performance and other specific measures that ultimately impact shareholder value.

Differentially and Meritoriously Reward Individual Performance

•       Provide additional remuneration to high-level performers, while limiting overall compensation payable to individuals whose performance is determined to be substandard for the relevant performance period.

•       Ensure that individual compensation is aligned with individual levels of contribution, while simultaneously promoting achievement of broader Company performance objectives.

Promote Accountability

•       Continue our long-standing practice of not entering into employment agreements with our U.S.-based corporate executive officers, including all of our named executives, so that each is considered an "at will" employee, similar to virtually all of our approximately 8,000 employees.

•       Evaluate performance without concern for the constraints that an employment agreement might impose on the Company and, in conjunction with our merit-based compensation elements, hold each executive officer accountable for his or her respective performance and contributions to the Company.

        To achieve these broader objectives, the current design of the Compensation Program has also been crafted to accomplish the following:

  •
  effectively balance fixed and variable compensation through a continuum of compensation elements;

  •
  differentially reward individuals based on performance though the incorporation of both short-term and long-term elements; and

  •
  promote the achievement of desired levels of Company performance through the utilization of both short-term bonus and long-term equity elements.

Accordingly, the underlying reward structure is specifically designed to encourage the following employee behaviors that are expected to heighten individual and Company performance levels and, ultimately, to enhance shareholder value, as shown below:

Desired Behaviors	Applicable Compensation Elements

Achievement of Short-Term Financial Objectives	• Annual Cash Incentive Awards.

Focus on Key Short-Term (non-financial) Deliverables Designed to Enhance Long-Term Strategic Positions	• Annual Cash Incentive Awards. • Performance Awards (within the Long-Term Equity compensation element) (not granted annually).

Focus on Long-Term Stock Appreciation	• Long-Term Equity (Stock Option and Restricted Stock Grants). • Stock Ownership Guidelines.

Promoting Retention	• Stock Option and Restricted Stock Grants. • Deferred Compensation Program.

Balanced Focus on Company, Business Segment and Business Unit Objectives	• Annual Cash Incentive Awards.

        The Committee carefully considers each element of the Compensation Program to ensure that it is consistent with the objectives of the Program and promotes attainment of those objectives. Additionally, the Committee strives to ensure that each element of compensation is complementary to, or collectively reinforces, one or more other elements of the Program. This effectively leverages the potential of each element to motivate the desired behaviors that the Compensation Program seeks to achieve.

Compensation Elements

        The Company's Compensation Program for fiscal year 2009 (as well as for the current fiscal year) consisted of the following core and supplemental elements:

Core Elements	Supplemental Elements

• Base salary • Annual cash incentive awards • Long-term equity incentive awards • Other Benefits and Perquisites	• Company contributions to the Deferred Compensation Plan • Termination and Change of Control Agreements • Retirement Plans

        The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that the Company has installed for strategic reasons which may potentially provide additional compensation to an executive.

        Annual base salary represents a relatively modest portion (on average approximately 25%) of our named executives' core compensation. In fact, on average approximately 70% percent of 2009 target annual compensation for our named executives was based on the Company's performance and thus is considered variable, reflecting the Committee's focus on ensuring that senior management is appropriately rewarded for actual performance achievements. The following chart shows the 2009 total core compensation mix, based on targeted (not actual) compensation, except that the values of perquisites and other benefits are based on actual amounts.

Compensation Element	Foster	Ackerman	Renaud	Johst	Gillett(1)	Average
Long-Term Equity Incentive Awards	55.8%	50.6%	51.8%	53.2%	47.2%	51.7%

Annual Cash Incentive Awards	19.6	18.7	18.5	17.6	19.6	18.8

Base Salary	19.6	26.6	26.4	25.1	28.0	25.2

Other (Benefits and Perquisites)	5.1	4.1	3.4	4.2	5.2	4.4

(1)
Does not include expenses incurred in connection with Dr. Gillett's relocation to our Wilmington, Massachusetts headquarters at the request of the Company.

  Total Compensation Strategy and Peer Group

        The Committee attempts to adhere to a methodology that provides total core compensation to our named executives that is targeted to the market and refers to an applicable peer group of companies which are similar in size, industry and stage of development to the Company (the peer group). The peer group includes companies that primarily provide preclinical products and services to pharmaceutical and biotechnology companies and other companies in the biotechnology industry. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Each year the Committee, with input and guidance from the Committee's outside consultants, reviews and approves the peer group as well as a Target Total Compensation Strategy which determines the targeted market percentile for each element of compensation. For additional discussion regarding the role of the outside consultants in the executive and director compensation process, see the section of this Proxy Statement above entitled "The Board of Directors and its Committees—Compensation Committee."

        For the fiscal year 2009, the companies in the peer group included the following: Applied Biosystems Inc. (n/k/a Life Technologies Corp.), Beckman Coulter, Inc., Biogen Idec, Inc., Cephalon, Inc., Covance Inc., Genzyme Corporation, Icon Plc, IDEXX Labs, Inc., Invitrogen Corporation (n/k/a Life Technologies Corp.), MDS Inc., Millipore Corporation, Parexel International Corporation, PerkinElmer Inc., Pharmaceutical Product Development, Inc., Sepracor Inc. and Waters Corporation. The peer group is primarily comprised of similarly sized companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies both in the greater Boston area and globally who compete directly with the Company for scientific and management talent. As compared to 2008, changes to the peer group were made for the 2009 compensation year based on the following: (1) Millennium Pharmaceuticals was removed because it was acquired by Takeda Pharmaceuticals (a non-U.S. based company), (2) Applera Corporation was replaced with its new parent company, Applied Biosystems Inc., (3) Beckman Coulter was added as a peer based on revenue, market capitalization and industry similarities, and (4) Biogen Idec Inc., Genzyme Corporation, Icon Plc, IDEXX Labs, Inc., and Parexel International Corporation were added in order to offset the removal of the other companies and to provide a deeper statistical base of peer companies within the life sciences and drug discovery and development industries, and taking into account the presence of companies both in the greater Boston area and globally who compete directly with the Company for scientific and management talent.

        The Committee endeavored to target core compensation elements in 2009 at the 50th-60th percentiles of competitive market data. While the determination of the amount of each core element was subject to critical independent evaluation, our overarching objective was to provide total core compensation that fell within these parameters. These target percentiles were established in early 2009, following a review of competitive market data for our executive pay packages. Concurrently, the Committee also decided that, in light of the economic and market conditions and the near-term challenges facing the Company in 2009, it would be more beneficial to the Company for senior management to focus on meeting these near-term challenges, and accordingly it decided that certain compensation elements that related to longer-term incentives should be de-emphasized. Accordingly, targeted total Long-Term Equity Incentives were reduced to the 50th percentile for the 2009 Target Total Compensation Strategy (as compared to the 75th percentile previously). In addition, following a detailed review of comparative peer group and market data, the Committee decided it would be appropriate to reduce the targeted Total Direct Compensation percentile range to the 50th-55th percentile (as compared to the 65th-70th percentile previously). The Committee also made the decision not to grant any new performance awards in 2009 in order to better ensure that management's focus in 2009 would be on meeting near-term challenges. Accordingly, the Committee established the following 2009 Target Total Compensation Strategy for each of the compensation elements shown:

Compensation Element	2009 Target Total Compensation Strategy
Short-Term Cash Compensation Components
Base Salary	50th percentile
Short-Term Incentives	60th percentile
Total Short-Term Cash Compensation	55th-60th percentile
Long-Term Equity Incentives	50th percentile

Total Direct Compensation	50th-55th percentile

        As shown in the preceding table, the Committee targeted Total Short-Term Cash Compensation (i.e., the combined value of base salary and targeted short-term cash incentives) at the 55th to the 60th percentile, and targeted Long-Term Equity Incentives at the 50th percentile in order to fairly balance Total Direct Compensation between long-term equity incentive awards and short-term cash compensation. The Total Direct Compensation percentile range is generally intended to reflect the Company's comparative historical performance versus peer group companies, based on a number of short- and long-term financial performance indicators.

        For fiscal year 2010, the Committee determined that the Target Total Compensation Strategy for each compensation element would be unchanged from 2009.

  Annual Base Salary

        The Company's compensation philosophy embraces the premise that a reasonable level of base pay helps to promote retention and acts as an appropriate balance to other forms of variable or "at-risk" compensation. Base salaries effectively establish a level of minimum compensation and provide an individual's overall compensation package with an element of stability that is required to attract and retain talented executives and scientific and technical professionals in a highly competitive labor market. We believe that individuals are willing to accept the inclusion of proportionately large elements of variable compensation in their respective compensation packages, and to focus on maximizing the benefit of such variable forms of compensation, with the assurance that they receive a reasonably competitive base salary that constitutes a minimum level of pay.

        We pay base salaries within a range designed to approximate the median base salaries (i.e., 50th percentile) of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to the Company's compensation philosophy, prior base salary and other compensation, the performance of the individual and internal equity considerations. None of these considerations have specific weights. The Chief Executive Officer provides recommendations to the Committee regarding base salaries for the named executives (excluding the Chief Executive Officer). In addition, promotions and changes in responsibilities impact the determination of salaries. In setting base salaries historically for our named executives, the Committee has taken into account that the lengthy tenures of executive officers at high salary grades, as well as their continued long-time superior performance, has resulted in base salaries generally gravitating towards the top of or above the targeted peer group range.

        In early 2009, the Committee and the Company decided that, based on comparative compensation data and in light of the challenges facing the Company and the actions taken by the Company in the first quarter of 2009, it would not be appropriate to increase base salaries and instead implemented a salary freeze for a substantial percentage of our workforce, including all senior incentive-eligible employees (including all the named executives). The Committee also took into account that maintaining current base salaries at levels identical to those in 2008 would better align the targeted cash compensation of our named executives with the targeted 55th- 60th percentile for Total Short-Term Cash Compensation.

        In early 2010, after taking into account (1) the collective actions implemented in 2009 and 2010 by the Company to address short-term economic and business challenges, and (2) retention risks and the negative impact on workforce morale if salaries remained unchanged for two consecutive years, we lifted the salary freeze and implemented a modest base salary increase for most of our employees, including senior incentive-eligible employees. For our named executives, this amounted to a 2% increase for each executive. In addition, in recognition of the additional General Counsel responsibilities Mr. Johst assumed starting in early 2009, the Compensation Committee increased his base salary by $50,000 in February 2010. Mr. Johst's base salary adjustment took into account his willingness to serve as General Counsel of the Company, in addition to his existing management responsibilities.

        Based on the factors described above, on each of February 13, 2009 and January 19, 2010, the Committee set the annual base salary of our named executives, effective as of January 1, 2009 and January 1, 2010, respectively, as follows:

Name	2009 Base Salary	Increase from 2008 Base Salary	2010 Base Salary	Increase from 2009 Base Salary
James C. Foster	$948,500	$0	$967,470	$18,970
Thomas F. Ackerman	$454,480	$0	$463,570	$9,090
Real H. Renaud	$496,460	$0	$506,389	$9,929
David P. Johst	$454,480	$0	$513,570	$59,090
Nancy A. Gillett	$444,080	$0	$452,962	$8,882

  Annual Cash Incentive Awards

        The Company's Compensation Program includes an annual cash bonus element which closely links a significant portion of executive pay to the achievement of short-term performance targets which are critical to meeting the Company's stated financial objectives for the then-current fiscal year. These targets are typically tied to specific financial metrics derived from the Company's then-current operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives which include near-term, non-financial objectives that are also critical to the attainment of long-term strategic goals and ultimately promote positive long-term financial performance of the Company. Through the selection and weighting of goals, this element of the Compensation Program provides the Committee with the ability to create meaningful incentives for individuals not only to meet, but also to exceed, their respective targets by differentially rewarding those who deliver higher-than-expected levels of performance in relation to their peers. The value of annual cash incentive awards between individuals can vary significantly depending on performance at the Company, business segment, or business unit level, as well as the selection and weighting of the various performance objectives. Overall, this compensation element is designed to provide above-peer group compensation for performance that exceeds our historical achievement levels. Our annual cash incentive awards are also structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets.

        To implement our annual cash incentive awards, the Committee previously established the Executive Incentive Compensation Plan (EICP) which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the executives. These performance objectives and ranges are generally developed through the Company's annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align the performance expectations of this plan to the overall business objectives of the Company. EICP target award values for executives are intended to provide slightly above-median reward opportunities when performance objectives are met or exceeded (as described above, in 2009, the 60th percentile was targeted). It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves his or her performance objectives, as approved by the Committee. An individual's actual bonus award is determined according to each named executive's performance in relation to his or her approved objectives.

        Under the EICP, a participant's target award value is determined by multiplying the participant's base salary by his or her target award percentage. Target award percentages for the named executives are 70% of base salary for Executive Vice Presidents and 100% of base salary for the Chief Executive Officer. The participant's total target award percentage is divided among a variety of individually weighted performance objectives which may change from year to year but historically have included non-GAAP operating income (OI), revenue, non-GAAP earnings per share (EPS), return on net operating assets (RNOA) and other key company performance metrics. In 2010, non-GAAP free cash flow is expected to be included as an applicable performance metric for certain individuals.

        Minimum and maximum performance levels for each performance objective are incorporated into the plan, at varying ranges depending on the performance objective's fiscal year target. The minimum performance level is the level below which no award will be earned for a performance objective; the maximum performance level is the level at which the maximum payout is achieved (250% of target) and above which no additional award will be paid for a performance objective. For the performance objectives assigned to each of the named executives, minimum performance levels for 2009 were set at 90% of the target performance objective, and maximum performance levels were set at 110% of the target performance objective, except for the goal established for Mr. Johst related to our Consulting and Staffing Services (CSS) business, which had minimum and maximum performance levels that were, respectively, 85% and 115% of the target performance objective. At the end of each fiscal year, we compare the Company's (and applicable business units') final performance for the fiscal year against the Company's (or business units') targeted performance established at the beginning of such fiscal year, and these measurements determine the EICP payout levels for each of the performance objectives tied to corporate (or business unit) performance. To determine a participant's actual award, each performance objective's payment level is multiplied by the relative weight of the performance objective within the target award percentage, and the cumulative amounts are aggregated to determine the individual's total EICP award amount.

        On December 2, 2008, the Committee established the 2009 EICP performance criteria for the named executives. For Messrs. Foster, Ackerman and Johst, eligible bonuses were based on a combination of the following Company-level performance objective categories: EPS, OI, and revenue, and for Messrs. Foster and Ackerman, RNOA as well. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint. In particular, EPS is generally accepted as a key driver of shareholder return. The other metrics measure how efficiently and effectively management deploys its capital. Sustained returns on invested capital in excess of the Company's cost of capital create enhanced value for the Company's shareholders. For 2009, Mr. Ackerman's bonus was also partially based upon satisfactory maintenance of the Company's financial regulatory compliance and Mr. Johst's bonus was also partially based upon the OI for the business unit that he manages (CSS) in addition to his other responsibilities. For Mr. Renaud and Dr. Gillett, eligible bonuses were based on similar performance criteria of their respective business units and overall corporate performance. Also for 2009, Mr. Renaud, Mr. Johst and Dr. Gillett were partially assessed on employee turnover goals.

        The establishment of 2009 EICP performance goals for eligible employees (including our named executives) occurred slightly differently than in prior years. In recognition of the severe economic downturn, conservative spending patterns of our customers, and other challenges that the Company was facing in early 2009, management proposed to the Board of Directors a modified fiscal year 2009 operating plan which, in total, set certain operating targets below prior year levels. As a condition to accepting the modified 2009 operating plan, the Board of Directors and the Compensation Committee required that any bonus payouts be reduced to 66.7% of targeted levels. This adjustment was mandated by the Board of Directors to eliminate the possibility that full bonus awards would be payable for performance that had declined from 2008. Accordingly, in response to the reduction in the 2009 operating plan, a corresponding reduction in potential EICP awards was determined to be warranted and fair, particularly in comparison to the alternative of eliminating the EICP program in its entirety for 2009.

        Subsequently, in July 2009, the Compensation Committee accepted management's additional recommendation to further reduce EICP payouts to 50% of the standard plan calculation. Given a mid-year assessment of the Company's performance and in the context of workforce reductions and a number of other cost-cutting measures, management and the Committee felt that this additional reduction was warranted and appropriate. As the year progressed further, it became apparent that overall corporate and PCS results were substantially below the target performance criteria and, accordingly, management recommended, and the Committee concurred, that EICP participants in the PCS business segment and in corporate staff functions would receive zero bonus payments. However, EICP participants based in the RMS business segment (including CSS) received an EICP payout consistent with the revised 50% payout calculation.

        In 2009, the Company achieved relatively disappointing corporate and financial results. These results were subsequently recognized in the variable EICP award amounts awarded to our named executives (even taking into account the reduction in the target payouts described above). In particular, we achieved overall results in our RMS segment that were modestly below our expectations, and performance in our PCS segment and on a corporate basis that were substantially below our expectations. We believe that the variability in the magnitude of the EICP award amounts correlates closely with the relative performance of the applicable business units (as compared to the targeted performance goals), and reflects a proper alignment of compensation with our stated objective to differentially and meritoriously reward performance. Year-to-year, EICP awards also reflect changes in annual performance as reflected in the table on page 31 of this Proxy Statement.

        The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for each named executive. In addition to the quantitative factors, final individual EICP awards for the named executives, excluding the Chief Executive Officer, incorporate both (1) the Chief Executive Officer's recommendations and (2) the Committee's assessment of each named executive's performance and contribution. In addition, the Committee, at its sole discretion, may modify or change the EICP Plan at any time. With respect to the 2009 fiscal year, the target amounts and objectives were not modified and the awards to the named executives were not modified upwards from the amounts they were eligible to receive under the EICP formula, although as discussed above in some cases the awards were reduced to zero without regard to the formula calculations. The following table shows the fiscal 2009 target EICP cash bonus (at 100% payout level), performance goals, goal attainment levels, and cash bonuses actually paid (in February 2010) for each of our named executive officers:

	Target % (of base salary)	Target EICP Award Amount	Actual EICP Award Amount				Attainment Level
				Performance Goal
Named Executive						Weighting	Target	Actual

James C. Foster	100%	$948,500	$0	1.	EPS(1)	30%	$2.63	$2.38
				2.	OI(2)	20%	$257.8 million	$224.7 million
				3.	Revenue(3)	30%	$1,321 million	$1,203 million
				4.	RNOA(4)	20%	12.1%	10.1%

Thomas F. Ackerman	70%	$318,136	$0	1.	EPS(1)	30%	$2.63	$2.38
				2.	OI(2)	25%	$257.8 million	$224.7 million
				3.	Revenue(3)	15%	$1,321 million	$1,203 million
				4.	RNOA(4)	20%	12.1%	10.1%
				5.	Financial Compliance	10%	(5)	(5)

Real H. Renaud(6)	70%	$347,522	$98,653	1.	EPS(1)	25%	$2.63	$2.38
				2.	OI(2)	30%	$206.5 million	$197.7 million
				3.	Revenue(3)	35%	$625.0 million	$601.3 million
				4.	RMS Turnover	10%	(6)	100%

David P. Johst(7)	70%	$318,136	$74,296	1.	EPS(1)	25%	$2.63	$2.38
				2.	OI(2)	35%	$257.8 million	$224.7 million
				3.	Revenue(3)	25%	$1,321 million	$1,203 million
				4.	CRL Turnover (7)	15%	(7)	100%

Nancy A. Gillett(8)	70%	$310,856	$0	1.	EPS(1)	15%	$2.63	$2.38
				2.	OI(2)	20%	$132.6 million	$86.1 million
				3.	Revenue(3)	40%	$638.3 million	$542.6 million
				4.	RNOA(4)	15%	7.7%	4.9%
				5.	PCS Turnover	10%	(8)	100%

(1)
For purposes of 2009 EICP performance goals, consistent with the way the Company reports its non-GAAP financial results in its earnings releases, EPS excluded the following special items and their related tax effect: amortization of intangible assets and other charges related to our acquisitions, charges related to the dispositions of our clinical Phase I business in Scotland and our RMS facility in Hungary and other related miscellaneous expenses, expenses associated with evaluating acquisitions, income from tax settlements related to our discontinued operations, the gain on the sale of real estate in the U.K., a benefit in connection with cash repatriation activities, operating losses attributable to our businesses we close or divest, severance costs associated with our cost-saving actions, and the additional interest recorded as a result of the adoption of a newly issued accounting standard related to our convertible debt accounting. The Committee determined that it was appropriate to exclude these items as they are outside our normal operations.

(2)
For purposes of 2009 EICP performance goals, consistent with the way the Company reports its non-GAAP financial results in its earnings releases, operating income excluded the following special items: amortization of intangible assets and other charges related to our acquisitions, charges related to the dispositions of our clinical Phase I business in Scotland and our RMS facility in Hungary, expenses associated with evaluating acquisitions, income from tax settlements related to our discontinued operations, the gain on the sale of real estate in the U.K., a benefit in connection with cash repatriation activities, operating losses attributable to our businesses we close or divest, severance costs associated with our cost-saving actions, and the additional interest recorded as a result of the adoption of a newly issued accounting standard related to our convertible debt accounting. The Committee determined that it was appropriate to exclude these items as they are outside our normal operations.

(3)
For purposes of 2009 EICP performance goals, revenue was based on the Company's net sales.

(4)
For purposes of 2009 EICP performance goals, RNOA was calculated by dividing (1) adjusted operating income by (2) the twelve-month average of net operating assets (operating assets less operating liabilities). For purposes of this calculation:

•
"adjusted operating income" is determined by taking operating income for the year (calculated as set forth in footnote 2 above) and reducing that by the applicable associated income tax (determined from our non-GAAP corporate tax rate);

•
"operating assets" are determined by evaluating assets that are considered by the Company to consist of assets controlled by operations (such as receivables, inventory, property, plant and equipment, goodwill and intangibles), but would not include assets not controlled by operations (such as cash, deferred tax items, marketable securities, etc.); and

•
"operating liabilities" are determined by evaluating liabilities that are considered by the Company to consist of liabilities controlled by operations (such as accounts payable, accrued liabilities and deferred income), but would not include liabilities not deemed controlled by operations (such as debt or accrued tax items).

(5)
A portion of Mr. Ackerman's EICP performance goals was directed at his maintenance of the Company's financial regulatory compliance. The Compensation Committee establishes such non-financial goals with the intention that the maximum attainment level to be achieved will be 100%, and evaluates Mr. Ackerman's performance taking into consideration input from the Chairman of the Audit Committee of the Board of Directors.

(6)
For Mr. Renaud, each of his performance goals other than EPS were determined on an operating segment (RMS) basis (excluding CSS), rather than on a corporate basis.

(7)
For Mr. Johst, his performance goal related to OI was split between corporate OI (20%) and OI determined on a business unit (CSS) basis (15%). In addition, a portion of Mr. Johst's EICP performance goals was directed at his reduction of the Company's overall personnel turnover rate.

(8)
For Dr. Gillett, each of her performance goals other than EPS was determined on an operating segment (PCS) basis, rather than on a corporate basis.

        Targeted and actual annual cash incentive awards for fiscal years 2007 – 2009 are shown below.

Name	2007 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2007	2008 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2008	2009 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2009
James C. Foster	$1,248,944	137%	$817,133	86%	$0	0%
Thomas F. Ackerman	$411,269	134%	$278,608	88%	$0	0%
Real H. Renaud	$480,800	143%	$386,288	111%	$98,653	28%
David P. Johst	$418,917	137%	$352,733	111%	$74,296	23%
Nancy A. Gillett	$308,965	103%	$107,245	35%	$0	0%

        Bonus payments made to Mr. Renaud and Mr. Johst for 2009 were exclusively tied to the performance of the Company's RMS and CSS businesses, respectively.

  Long-Term Equity Incentive Awards

        Long-term equity incentive (LTI) compensation, in the form of stock options and restricted stock grants, allows individuals to share in any appreciation in the value of the Company's common stock. The Committee believes that stock option and restricted stock awards align the recipient's interests with those of the shareholders. We design the amounts and types of awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values longer-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in approximately median levels for similar executives in comparable firms. The Committee does not consider a named executive's outstanding equity awards or stock ownership levels when determining the value of the long-term equity incentive award component of his or her compensation since it considers outstanding equity awards to be compensation for past services. The Committee reviews and approves stock option and restricted stock awards to named executives on an annual basis. In the case of stock options, awards are granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. Consequently, these options will only convey compensation to the recipient if the market price of common stock increases following the grant date. In the case of restricted stock, awards typically vest over a four-year period. Consequently, the value of the restricted stock is dependent on the price of the stock at the date of vesting and thereafter.

        In 2007 and 2008, the Committee utilized performance awards as a component of our long-term equity incentives. Typically, these performance awards represented 1/4 of the total value our LTI target compensation and were comprised of performance awards contingent on achievement of individualized and highly challenging goals over a 12-month performance period, and were paid out in the form of equity grants (restricted and unrestricted stock). In prior years when performance awards were granted, the Committee determined that including specific and highly challenging one-year goals (aimed at advancing the Company's progress toward three-year strategic corporate objectives) could provide a beneficial focus for senior management and aids in the Company's long-term success. In early 2009, the Committee decided that in light of the economic and market conditions and the near-term challenges facing the Company in 2009, it would be more beneficial to the Company for senior management to focus on these near-term challenges, rather than longer-term goals related to our three-year strategic corporate objectives. Accordingly, it was determined that all of the long-term equity awards issued in 2009 would be comprised of time-based equity grants divided equally between stock options and restricted stock, and no grants would be comprised of performance awards (described below). Additionally, in accordance with its review of current executive compensation practices, the Committee also determined that it was appropriate to reduce the target for aggregate long-term equity incentive awards to the 50th percentile.

        Accordingly, at the beginning of fiscal year 2009, as requested by the Compensation Committee, Company management, in consultation with the outside consultants, recommended to the Committee target values of stock options and shares of restricted stock, based on then-current pricing models, which were utilized by the Committee to establish preliminary target values of long-term equity awards for the named executives. In February 2009, when the awards were actually granted, the Committee approved stock options and restricted stock awards using the same valuation model that had been discussed at the beginning of the fiscal year.

        In determining award levels for annual equity awards to named executives, the Committee takes into account the values of awards made to similarly situated individuals in the peer group, the Company's overall performance, the individual performance of the named executive in the immediately preceding year and similar factors. In doing so, each year, with the input and guidance of the outside consultants, the Committee establishes target award amounts for a rating scale which the Committee then utilizes to determine the appropriate level of equity awards to be granted. More specifically, at the beginning of each fiscal year, each named executive is given a rating between 1 and 8 corresponding to the level of contributions of the executive to the Company's performance during the prior fiscal year (with a "4" rating being commensurate with expected, but strong, performance). The Company's Chief Executive Officer provides input to the Compensation Committee (for officers other than himself) in determining the appropriate rating for each officer. For 2009, the ratings for the named executives (which, when made in early 2009, were significantly influenced by 2008 individual contribution) ranged from 4 to 6. The Committee evaluates each named executive's total long-term equity target percentile (as part of the Target Total Compensation Strategy described above), and an absolute value of target long-term equity awards (determined in dollars) is set, which is then allocated equally between stock options and restricted stock awards utilizing a Black-Scholes method for valuing the equity awards. These determinations are typically evaluated during the first month of the fiscal year. Once the value of the awards is determined, the numbers of stock options and shares of restricted stock are generally fixed utilizing the Company's stock price as of the date that formal Compensation Committee approval occurs; however, since the Committee often approves awards with a future grant date, there may be some variance between the value of these awards on the date of approval as compared to the actual date of grant. Accordingly, in February 2009, the Committee determined to award the named executives stock options and restricted stock having the following values: Mr. Foster, $2,700,000; Mr. Ackerman, $862,500; Mr. Renaud, $975,000; Mr. Johst, $862,500; and Dr. Gillett, $750,000.

        In addition, in recognition of Mr. Johst's willingness to assume the responsibilities of General Counsel in 2009, in February 2009 the Company awarded him a special grant of 4,000 shares of time-based restricted stock with an intended value of $100,000. No other adjustments were made to Mr. Johst's 2009 compensation in connection with his assumption of these responsibilities.

        Shortly after the 2009 annual long-term equity grants were awarded, it was determined by the Committee (in consultation with senior management of the Company) that Dr. Gillett's February 27, 2009 grant did not fully reflect her 2008 contributions to the Company. Accordingly, a subsequent award was approved by the Compensation Committee on March 9, 2009, with a grant date of March 9, 2009 in order to bring her total award to a more appropriate level. Since the two grants in the aggregate were intended to comprise Dr. Gillett's 2009 annual grant, the exercise price, vesting schedule and expiration date of the stock options granted on March 9, 2009 were made equivalent to those that were granted on February 27, 2009. Furthermore, these terms were designed to ensure there was no impact to the value of the stock options as a consequence of the different grant dates.

  Other Benefits and Perquisites

        Our employees generally, including the named executives, are eligible for certain benefits, such as medical, dental, basic life insurance and employer contributions to the Company's 401(k) plan. In addition, prior to fiscal 2010, the Committee has determined that, in certain instances, compensation could be conveyed to named executives and other members of senior management through the judicious use of other benefits and perquisites in a manner that was more cost-efficient than providing the base salary equivalent and which would simultaneously fulfill particular business purposes, such as to safeguard executives or increase executive efficiency, or otherwise provide convenience in light of the extraordinary demands on our executives' time. Consequently, the Committee historically approved the inclusion of a limited number of perquisites in the overall compensation package of named executives as an alternative to offering a higher level of base salary. To offset unintended increased taxable income effects and provide these perquisites and benefits on a "tax-neutral" basis, the Company also provided tax gross-ups with respect to many of these benefits and perquisites. In the past, the Committee believed that using perquisites in this manner was a cost-effective alternative to providing the cash equivalent of such perquisites through increased annual base pay. In general, these perquisites and other benefits make up a small percentage of the total core compensation mix (less than 5% on average as outlined on page 25 of this Proxy Statement) for the named executives.

        The Committee regularly reviews the benefits and perquisites provided to our named executives to ensure that they continue to be appropriate in light of the overall goals and objectives of the Compensation Program. In addition, the Committee evaluates comparable benefits and perquisites periodically on a case-by-case basis to determine whether the costs associated with providing such perquisites and benefits are reasonable and continue to represent a preferable alternative to incrementally increasing base salary amounts. To the extent that comparative compensation information is available, the Committee also periodically assesses the use of certain benefits and perquisites to ensure that the Company's practices are not inconsistent with those of other similarly situated companies. The Committee may make adjustments to the nature and scope of these perquisites and benefits as it deems appropriate from time to time.

        During 2009, the Committee and Company management jointly reviewed perquisite policies of similarly situated companies, drawing upon materials provided by the Company's human resources department and the outside consultants. This review was also influenced by feedback the Company received from stockholders and stockholder advisory firms during the 2009 proxy season. Accordingly, while our prior pay practices were generally well received (and any criticism focused on minor elements of our Program), we nonetheless decided that improvements could be made through two interrelated steps effective for 2010. First, we have decided to replace the majority of executive officer perquisites that were not available to our employees generally with a perquisite cash allowance plan. Second, we have eliminated tax gross-ups on Company-provided perquisites (including with respect to the cash allowance).

        Among the reasons the Committee approved the transition to a perquisite cash allowance was a determination that this is a more flexible and cost-effective delivery mechanism for providing benefits to executives, allowing them to use their respective allowances to access the benefits they valued most rather than offering a full range of benefits to each executive and incurring the resulting cost. In addition, it was recognized that a cash perquisite allowance provides for enhanced transparency and simplicity, benefiting our stockholders and other interested parties. Furthermore, we have faced a challenging economic and business environment since mid-2008, which has resulted in a number of cost-cutting measures designed to reinforce the long-term strength of the Company (including a significant reduction in our workforce, divestiture or closing of underperforming sites, and a salary freeze). Consistent with those measures, the transition to a perquisite cash allowance system is intended to provide more cost-certainty and less overall expense to the Company when compared with our historical approach to providing perquisites.

        Starting in January 2010, Charles River perquisite cash allowance plan for officers provides specific, cash allowance tiers based on an executive's level in the Company. Accordingly, in fiscal 2010, the named officers received annual cash perquisite allowances in the following amounts:

Officer Level	Cash Perquisite Allowance

Chief Executive Officer	$180,000

Corporate Executive Vice President	$60,000

        The perquisite cash allowance plan provides that the executive receives the full amount of the cash perquisite allowance each fiscal year. Each executive is permitted to use the cash amount based on his or her personal needs, although as these amounts were specifically intended to replace a number of in-kind perquisites previously provided by the Company, it is expected that the executive will generally utilize these amounts to substitute for the elimination of these benefits. One-half of the cash perquisite allowance is subject to reimbursement if the employee is terminated or leaves the Company within the first 6 months of the fiscal year.

        The perquisites and other benefits made available to our named executives in 2009 and as adjusted to take into account the new perquisite cash allowance in 2010 are described in the table below, as well as in the table captioned "Summary Compensation Table" and its accompanying footnotes.

Benefit or Perquisite	All Full-Time Employees	Named Executives (2009)	Named Executives (2010)

401(k) Plan	✓	✓	✓

Automobile (lease, including related expenses and purchase option)		✓	eliminated

Deferred Compensation Plan(1)	✓	✓	✓

Employee Stock Purchase Plan	✓	✓	✓

Employer Contributions under 401(k) Plan	✓	✓	✓

Health Insurance	✓	✓	✓

—Annual Physicals and Priority Medical Assistance(2)		✓	✓

Life Insurance	✓	✓	✓

—Executive premium		✓	✓

Long term disability(3)	✓	✓	eliminated

Personal Use of Company-Leased-Aircraft and Airline Club Memberships(4)		✓	eliminated

Short-Term Disability	✓	✓	✓

Tax Gross-Up Payments for Certain Perquisites		✓	eliminated

Tax Preparation and Financial Planning		✓	eliminated

(1)
All highly compensated employees based in the U.S. are eligible to participate in the Deferred Compensation Plan.

(2)
All full-time employees are eligible to purchase health insurance through the Company; in addition, the Company provides enhanced health-care benefits, including annual physicals and priority medical assistance, to its senior officers at no cost to the executive.

(3)
All full-time employees are eligible to purchase long-term disability insurance through the Company; in addition, the Company provided long-term disability insurance to the named executives at no cost to the executive in 2009. This practice has been discontinued for 2010.

(4)
Only Mr. Foster is permitted to utilize the Company-leased aircraft for non-business purposes. Starting in 2010, Mr. Foster intends to reimburse the Company for the full incremental costs of such usage. Previously, Mr. Foster reimbursed the Company the IRS's SIFL (Standard Industry Fare Level) rate applicable to such aircraft use. We believe this benefit increases the level of safety and security for Mr. Foster, enables him to make more efficient use of his travel time, and entails minimal incremental cost to the Company for any accompanying family members.

        In transitioning from our prior perquisite compensation practices to the cash perquisite allowance, in late 2009 many of our officers (including certain of our named executives) took advantage of the vehicle repurchase program that was a feature of our automobile leasing arrangement (since eliminated for 2010). In addition and also as part of the transition, the Company has facilitated the continuation of certain executive health insurance benefits, long-term disability benefits and supplemental travel insurance benefits for those officers who wish to pay for these services directly.

Supplemental Elements of the Compensation Program

        The Company has a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These elements have unique features and roles in the Program which led to their initial implementation and which continue to be important to the Program generally.

  Post-Termination Benefits and Agreements

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control," the Compensation Program includes both (1) an Officer Separation Plan and (2) Change-in-Control Agreements. The Company policy historically has been to provide eligibility under both the Officer Separation Plan and a Change-in-Control Agreement to officers with the position of corporate vice president or above. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change-in-Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible under the Officer Separation Plan (except for Mr. Renaud, who is subject to a separate agreement with the Company) and each has a Change-in-Control Agreement.

        At the time of the creation of our standard post-termination compensatory programs currently maintained by the Company, the Committee utilized the services of outside advisors (including compensation experts and legal counsel) to determine appropriate benchmarks and thresholds as compared to appropriately designated peer companies. The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.

        At its core, the Company views these compensatory elements as serving three important purposes. First, there is a critical recruitment and retention aspect. As discussed above, it is the Company's policy generally to not provide employment agreements to our corporate-level executive officers. Currently, none of our named executives has an employment agreement. However, it is recognized that to attract and retain top-level executive candidates in a market where such protections are commonly afforded, it is essential that there be a separation pay element to the compensation package. Accordingly, the Company has put these formalized elements in place to satisfy these compensatory expectations at levels believed to be both customary and satisfactory to the individuals, while also removing an element of the employee recruitment and negotiation process that is often contentious. Second, these policies protect the benefits of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by the Company due to on-going changes in the Company's employment needs. Finally, these elements avoid personal distractions and encourage employees to remain focused on the Company's business in the event of a rumored or actual takeover.

  Deferred Compensation Plan Contributions

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Nonqualified Deferred Compensation," certain of our executives, including the named executives, receive a compensatory element in connection with our Deferred Compensation Plan. Presently, there are two different methods by which the Company may contribute. First, with respect to executives who previously were participants in the Company's Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to their accounts the present value of the annual

Company accrual as it would have been calculated under the ESLIRP. This treatment applies to Messrs. Foster, Renaud, Ackerman and Johst. Second, with respect to certain other employees, including Dr. Gillett, the Company provides an annual contribution to their Deferred Compensation Plan account of 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.

        We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligations to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan was implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a longstanding element of the Company's executive compensation package. Accordingly, the Committee has observed that this program has proved to be useful as a retention-promoting device. In 2005, when the Committee determined that a Deferred Compensation Plan was a critical compensation element missing from the overall Compensation Program, we decided that executives would be allowed to essentially transfer their ESLIRP benefit into the Deferred Compensation Plan. Since newer executive employees, including Dr. Gillett, were not participants in the ESLIRP, we created an alternative method of Company participation, utilizing a 10% employer contribution feature, in order to provide better internal compensation equity.

  Retirement Plans

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Pension Benefits," the Company historically provided a retirement benefit for certain U.S. employees, including each of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Historically, we observed that this pension program proved to be useful as a retention promoting device; however, as have many other public companies, the Company shifted away from providing a defined benefit program and instead relied on a defined contribution program through a 401(k) plan for retirement payments. Effective April 30, 2008, we froze the pension plan, and no additional benefits will accrue to participants (and all participant's rights to benefits under the pension plan have fully vested).

Other Factors Underlying the Ongoing Implementation of the Compensation Program

        Achievement of the objectives of the Compensation Program depends, to a large degree, on several material factors underlying compensation policies and decisions that may vary depending on facts and circumstances. In an effort to ensure that such policies and decisions are not overly subjective and produce outcomes consistent with the Company's compensation philosophy and the goals of the Compensation Program, the Committee has adopted the following practices and guidelines in the areas referenced:

  Allocation Between Cash and Non-Cash Compensation and Among Different Forms of Non-Cash Compensation

        When the Committee engages in the exercise of establishing percentile targets for each element of compensation, the Committee's differential weighting of short-term and long-term compensation elements also results in an equivalent weighted allocation of cash and non-cash compensation. Since all elements of short-term compensation are cash-based, while all long-term compensation provided for under the Compensation Program is equity-based, the weighting of cash and non-cash compensation is directly aligned with the weighting of short and long-term compensation elements of the Program. Allocations between different forms of cash compensation are more heavily weighted toward the at-risk variable bonus element, consistent with the Company's overall compensation philosophy and emphasis on pay for performance.

  Timing of Equity Awards

        The Committee typically targets the first quarter of the Company's fiscal year for granting annual stock awards to eligible recipients, absent an extraordinary event. We have made such grants in recent years and in the future it is expected that the Committee will continue to target the first quarter of the fiscal year for making annual stock awards. In all cases, the Committee seeks to structure equity grants so that they are awarded during an open-window period as designated by our Insider Trading Policy, or, if the Committee approval is provided during a non-window period, then the grants are made effective on the third business day following the Company's press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the unusual situation described above regarding additional stock options granted to Dr. Gillett in early March 2009, the exercise price (and other features of the stock option award) were made consistent with the February 2009 awards for this purpose. In the case of new hires eligible to receive equity grants, grants are generally made uniformly on the first business day of the month following the date the individual commences employment. While the Compensation Committee's Charter permits delegation of the Committee's authority to grant options in certain circumstances, all grants to executive officers are made by the Compensation Committee itself and not pursuant to delegated authority. The Company has never had any programs, policies or practices which are intended to time stock option grants with the release of material, non-public information in a manner which would provide advantageous option exercise prices to grant recipients.

  Role of Executive Officers in Setting Compensation Parameters

        Only two of the named executives of the Company are regularly involved in assisting the Committee in setting compensation parameters. In his role as the Company's Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer, Mr. Johst assists the Committee by providing data to the outside consultants, developing or modifying compensation plans and programs based on the Committee's input, and otherwise supporting the Committee's efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman, President and Chief Executive Officer of the Company, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies and practices underlying the Program are properly aligned with the Company's short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications to the Program which allow it to function more effectively in the context of the Company's evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Mr. Johst frequently work collaboratively to analyze internal and externally-provided compensation data and information, and provide preliminary recommendations to the Compensation Committee during the course of the Committee's determination of annual compensation levels.

        Other than Messrs. Foster and Johst, no executive officers of the Company play a significant, ongoing role in assisting the Committee to set compensation parameters.

  Factors in Material Changes in Compensation

        The Committee authorizes material changes in compensation only under a limited set of circumstances. These typically include: promotion; significant expansion of revenue responsibilities;

significant expansion of managerial responsibilities; major changes in the competitive marketplace for certain skills or position types, supported by objective market data; or other comparable circumstances or events which objectively warrant significant modification of an individual's compensation package.

  Stock Ownership Guidelines

        The Company's officer stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and the Company's shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which are designed to satisfy an individual senior manager's need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management's commitment to creating corporate value.

        Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	4X base salary
Corporate Executive VP	3X base salary
Corporate Senior VP	2X base salary
Corporate VP	1X base salary

        Officers have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options and unvested restricted stock are not counted toward the holding requirement. The Committee periodically reviews stock ownership levels of members of our senior management to ensure compliance. As of the date of this Proxy Statement, each of the named executives is in compliance with the Company's stock ownership guidelines.

  Derivatives Trading

        The Company grants equity incentives for the reasons discussed above, including to align the interests of Charles River's employees with those of stockholders. Accordingly, the Company's Insider Trading Policy prohibits employees (and directors) from trading in derivative securities related to the Company, such as puts or calls on the Company's common stock, since such securities may diminish the alignment the Company is trying to foster, as well as expose the Company to potential embarrassment.

REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee, comprised of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management and, based on the review and discussions, recommended to the Company's Board of Directors that the CD&A be included in this Proxy Statement.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Dr. George M. Milne, Jr. (Chair) Dr. Nancy T. Chang Mr. Douglas E. Rogers Mr. William H. Waltrip

 EXECUTIVE COMPENSATION AND RELATED INFORMATION

2009 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by or paid to the Company's Named Executive Officers (our principal executive officer, our principal financial officer and the three other highest-paid executive officers) for the years ended December 29, 2007, December 27, 2008 and December 26, 2009.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)		Total ($)
James C. Foster	2009	948,500	1,339,200	1,285,897	0	91,941	1,585,708		5,251,246
Chairman, Chief Executive	2008	948,500	2,361,360	1,182,840	817,133	213,171	1,190,613		6,713,617
Officer, President and	2007	912,000	2,546,750	1,385,775	1,248,944	0	642,620		6,736,089
Director
Thomas F. Ackerman	2009	454,480	427,800	410,945	0	51,003	494,353	(7)	1,838,581
Corporate Executive Vice	2008	454,480	785,558	386,384	278,608	187,090	511,280		2,603,400
President and Chief	2007	437,000	786,482	518,743	411,269	0	247,534		2,401,028
Financial Officer
Real H. Renaud	2009	496,460	483,600	464,310	98,653	107,294	545,328		2,195,645
Corporate Executive Vice	2008	496,460	855,854	436,718	386,288	265,670	712,659		3,153,649
President and President,	2007	482,000	650,283	361,400	480,800	14,648	445,540		2,434,671
Global Research Models and Services
David P. Johst	2009	454,480	527,000	410,945	74,296	43,476	409,819		1,920,016
Corporate Executive Vice	2008	454,480	785,558	386,384	352,733	108,582	361,063		2,448,800
President, Human	2007	437,000	793,684	482,685	418,917	0	147,644		2,279,930
Resources, General Counsel and Chief Administrative Officer
Nancy A. Gillett	2009	444,080	370,050	352,245	0	10,182	477,873	(8)	1,654,430
Corporate Executive Vice	2008	444,080	820,706	411,551	107,245	15,098	116,885		1,915,565
President and President,	2007	427,000	910,396	554,802	308,965	6,231	129,015		2,336,409
Global Preclinical Services

(1)
These amounts represent the aggregate grant date fair value of restricted stock awards and performance awards granted in fiscal 2009, fiscal 2008 and fiscal 2007, respectively, computed in accordance with FASB ASC Topic 718. Performance awards were not granted in fiscal 2009. For a detailed description of the assumptions used for purposes of determining grant date fair value, see note 8 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Form 10-K for the fiscal year ended December 26, 2009.

(2)
These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2009, fiscal 2008 and fiscal 2007, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see note 8 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation." included in our Form 10-K for the fiscal year ended December 26, 2009.

(3)
Reflects payments under the Company's EICP Plan for the respective fiscal year, which are paid the following February.

(4)
Reflects the aggregate change in actuarial present value of the named executive officers' accumulated benefits under the Charles River Laboratories, Inc. Pension Plan. The positive change in present value in 2009 was due to interest attributable to the passage of time. For 2007 compensation, as a result of an increase in the discount rate from 2006 (5.9%) to 2007 (6.5%), each of the following Named Executive Officers recognized a negative change in pension value for 2007 and in accordance with instructions to Item 402 (c)(2)(viii) of Regulation S-K, these amounts have not been included in the

  "Total" column: Mr. Foster (-$6,206); Mr. Ackerman (-$14,492), and Mr. Johst (-$20,731). Above-market or preferential earnings are not available under our Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(5)
For fiscal year 2009, the amounts in this column include the following: (a) 2009 employer contributions under the Company's 401(k) Plan (Mr. Foster, $11,025; Mr. Ackerman, $11,021; Mr. Renaud, $11,025, Mr. Johst, $11,021; and Dr. Gillett, $9,712); (b) amounts received in recognition of length of service to the Company (awards granted to Company employees generally); (c) personal benefits and perquisites related to supplemental health benefits and insurance premiums (including the estimated incremental cost to the Company of the pre-retirement split-dollar life insurance death benefit provided by the Company under the Deferred Compensation Plan), long-term disability benefits, use of company automobiles (including insurance, gas, maintenance, and the residual incremental value realized by the named executive officer upon purchase of company automobiles at the termination of the lease), value of the personal use of company-leased aircraft time (Mr. Foster only), and financial and estate planning (in the aggregate, Mr. Foster, $149,993; Mr. Ackerman, $40,694; Mr. Renaud, $35,705; Mr. Johst, $46,869; and Dr. Gillett, $50,456); and (d) tax gross-up payments related to these amounts (Mr. Foster, $84,130; Mr. Ackerman, $18,812; Mr. Renaud, $11,229, Mr. Johst, $17,728; and Dr. Gillett, $21,058). In 2009, the named executives received personal benefits or perquisites having an individual value in excess of $25,000 as follows: Mr. Foster—financial planning services ($94,850) and use of Company automobile ($30,109); Mr. Ackerman—use of Company automobile ($26,662); and Dr. Gillett—use of Company automobile ($28,472). The amounts in this column also include amounts credited by the Company to the named executives' Deferred Compensation Plan accounts, as described further in footnote (6) below. On a small number of occasions during 2009, some of the named executives used private suite or similar tickets purchased by the Company to attend certain events; however, there was no incremental cost to the Company attributable to the named executives' use of these suites/tickets.

(6)
Includes amounts credited to the named executives' Deferred Compensation Plan account balances (net of FICA taxes). Additional amounts includes amounts credited with respect to fiscal year 2009 are as follows: Mr. Foster, $1,340,560; Mr. Ackerman, $423,827; Mr. Renaud, $480,775; Mr. Johst, $334,201; and Dr. Gillett, $54,781.

(7)
Does not include $10,000 in matching contributions to the University of Massachusetts by the Company with respect to an identical donation by Mr. Ackerman. Mr. Ackerman serves as a member of the Board of Directors for the University of Massachusetts—Amherst Foundation. The Company does not have a standardized charitable matching program, and instead evaluates charitable requests on a case-by-case basis.

(8)
Includes amounts for Dr. Gillett related to relocation expenses in 2009 consisting of a special relocation bonus cash payment of $100,000, (2) reimbursement for temporary living expenses and other moving costs and (3) a tax gross-up amount. The aggregate costs to the Company for these relocation benefits was $340,400, including $78,160 reflecting the tax gross-up amounts. In addition, to facilitate her transition to our Wilmington headquarters, the Company directly purchased Dr. Gillett's former residence and later sold it to an unaffiliated third party, incurring costs of approximately $132,300, including a loss of $50,000 on the sale.

 2009 Grants of Plan-Based Awards

        The following table sets forth the information regarding grants of plan-based awards made to our named executive officers during 2009. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

							All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)			Grant Date Fair Value of Stock and Option Awards ($)(5)
			Date of Board or Compensation Committee Action to Approve Grant (1)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)

Name	Type of Award(*)	Grant Date		Threshold ($)	Target ($)	Maximum ($)

James C. Foster	EICP	12/2/08	12/2/08	28,455	948,500	2,371,250
	SO	2/27/09	2/12/09					213,250	24.80		1,285,898
	RS	2/27/09	2/12/09				54,000				1,339,200

Thomas F. Ackerman	EICP	12/2/08	12/2/08	9,544	318,136	795,340
	SO	2/27/09	2/12/09					68,150	24.80		410,945
	RS	2/27/09	2/12/09				17,250				427,800

Real H. Renaud	EICP	12/2/08	12/2/08	10,426	347,522	868,805
	SO	2/27/09	2/12/09					77,000	24.80		464,310
	RS	2/27/09	2/12/09				19,500				483,600

David P. Johst	EICP	12/2/08	12/2/08	9,544	318,136	795,340
	SO	2/27/09	2/12/09					68,150	24.80		410,945
	RS	2/27/09	2/12/09				21,250				527,000

Nancy A. Gillett	EICP	12/2/08	12/2/08	9,326	310,856	777,140
	SO	2/27/09	2/12/09					44,450	24.80		268,034
	RS	2/27/09	2/12/09				11,250				279,000
	RS	3/09/09	3/9/09				3,750				91,050
	SO	3/09/09	3/9/09					14,800	24.80	(6)	84,212

(*)
Types of Award:

        EICP—Executive Incentive Compensation Plan
        SO—Stock Option
        RS—Restricted Stock

(1)
See the section of the Proxy Statement entitled "Compensation Discussion and Analysis" for a discussion regarding the Company's equity award grant date practices.

(2)
Reflects threshold (3% of target), target and maximum (250% of target) amounts payable under the EICP Plan with respect to fiscal year 2009. Threshold amounts reflect minimum positive payouts under the EICP Plan, although if minimum performance levels (90% of performance target) are not achieved, there would potentially be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP Plan. The potential payouts are performance-driven and therefore completely at risk. In addition, in February 2009, the Board of Directors decided to reduce the potential payouts under the EICP Plan to 66.7% of targeted levels in connection with the approval of the modified fiscal 2009 operating plan proposed by management. Subsequently, in July 2009, the Compensation Committee accepted management's additional recommendation to further reduce bonus payouts to 50% of targeted levels. Given a mid-year assessment of the Company's performance and in the context of workforce reductions and a number of other cost-cutting measures, management and the Committee felt that this additional reduction was warranted and appropriate. As the year progressed further, it became apparent that overall corporate and PCS results were substantially below the target performance criteria and, accordingly, management recommended, and the Committee concurred, that corporate-based and PCS-based EICP participants would receive zero bonus payments. However, EICP participants based in the RMS (including CSS) business unit received a bonus payout consistent with the revised 2009 EICP bonus structure.

Actual amounts paid to the named executives under the EICP Plan with respect to fiscal year 2009 are set forth in the Summary Compensation Table above.

(3)
Reflects restricted common stock granted on February 27, 2009. Shares paid in fiscal year 2009 in satisfaction of 2008 performance awards are not included in this column.

(4)
Reflects stock options granted on February 27, 2009.

(5)
The grant date fair market value of options has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 25%, a weighted average expected life of 4.5 years and a risk-free interest rate of 1.85%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant.

(6)
Shortly after our 2009 annual long-term equity grants were awarded, it was determined by the Committee (in consultation with senior management of the Company) that Dr. Gillett's February 27, 2009 grant did not completely reflect her 2008 contributions to the Company. Accordingly, a subsequent award was approved by the Compensation Committee on March 9, 2009 with a grant date of March 9, 2009 in order to bring her total award to a more appropriate level. Since the two grants in the aggregate were intended to comprise Dr. Gillett's 2009 annual grant, the exercise price, vesting schedule and expiration date of the stock options granted on March 9, 2009 were made equivalent to those that were granted on February 27, 2009. Furthermore, these terms were designed to ensure there was no impact to the value of the stock options as a consequence of the different grant dates. The Company's closing stock price on March 9, 2009 ($24.28) was lower than the exercise price ($24.80) of these options.

Description of Certain Awards Granted in 2009

        All awards of stock options and restricted stock were granted pursuant to the Company's 2007 Incentive Plan, as amended. Options vest and become exercisable in equal installments on or about the anniversary date during the four years following the date of grant, subject to continued employment. Restricted shares generally vest in equal installments on or about the anniversary date during the four years following the date of grant, subject to continued employment, with the exception of 4,000 shares of restricted stock that was granted to Mr. Johst on February 27, 2009, which vest in equal installments on or about the anniversary date during the two years following the date of grant, subject to continued employment. The exercise price of stock options is equal to or higher than the closing price of the Company's common stock on the date of grant. All grants of non-equity incentive plan awards have been pursuant to our EICP Plan, which is described in detail in the Compensation Discussion and Analysis.

Employment-Related Agreements and Arrangements

        As described in the Compensation Discussion and Analysis, the Company does not enter into employment agreements with any of its corporate executive officers, which includes the named executives. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement.

 Outstanding Equity Awards at Fiscal 2009 Year-End

        The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 26, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that have not Vested (#)(2)	Equity Incentive Plan Amounts: Market or Payout Value of Unearned Shares, Units of or Other Rights that have not Vested ($)(1)

James C. Foster	40,000	0		31.97	08/01/2011
	117,380	0		32.15	07/15/2012
	196,958	0		32.87	07/23/2013
	150,000	0		43.07	02/13/2014
	142,206	0		47.75	02/17/2015
	23,438	0		47.36	05/09/2015
	91,050	30,350	(3)	38.03	08/11/2013
	42,275	42,275	(4)	46.60	02/23/2014
	19,975	59,925	(5)	58.58	02/28/2015
	0	213,250	(6)	24.80	02/27/2016	102,813	(7)	3,388,716	5,088	167,700

Thomas F. Ackerman	2,757	0		31.97	08/01/2011
	23,400	0		32.15	07/15/2012
	26,600	0		32.87	07/23/2013
	20,200	0		43.07	02/13/2014
	32,930	0		47.75	02/17/2015
	11,719	0		47.36	05/09/2015
	19,687	6,563	(3)	38.03	08/11/2013
	15,825	15,825	(4)	46.60	02/23/2014
	6,525	19,575	(5)	58.58	02/28/2015
	0	68,150	(6)	24.80	02/27/2016	32,476	(8)	1,070,409	3,089	101,813

Real H. Renaud	25,400	0		32.87	07/23/2013
	30,300	0		43.07	02/13/2014
	37,500	0		47.75	02/17/2015
	3,906	0		47.36	05/09/2015
	19,687	6,563	(3)	38.03	08/11/2013
	11,025	11,025	(4)	46.60	02/23/2014
	7,375	22,125	(5)	58.58	02/28/2015
	0	77,000	(6)	24.80	02/27/2016	33,926	(9)	1,118,201	888	29,268

David P. Johst	16,000	0		16.00	06/23/2010
	21,800	0		31.97	08/01/2011
	23,400	0		32.15	07/15/2012
	26,600	0		32.87	07/23/2013
	20,200	0		43.07	02/13/2014
	32,930	0		47.75	02/17/2015
	11,719	0		47.36	05/09/2015
	19,687	6,563	(3)	38.03	08/11/2013
	14,725	14,725	(4)	46.60	02/23/2014
	6,525	19,575	(5)	58.58	02/28/2015
	0	68,150	(6)	24.80	02/27/2016	36,076	(10)	1,189,065	888	29,268

Nancy A. Gillett	7,700	7,700	(3)	38.03	08/11/2013
	8,463	16,925	(4)	46.60	02/23/2014
	6,950	20,850	(5)	58.58	02/28/2015
	0	59,250	(6)	24.80	02/27/2016	31,526	(11)	1,039,097	888	29,268

(1)
Calculated based on the closing price ($32.96) of the Company's stock on December 24, 2009, the last trading day of the fiscal year 2009.

(2)
The column sets forth the actual number of shares of restricted stock earned by the named executive in February 2009 under the Company's performance awards which vested on 2/28/10.

(3)
The unexercisable stock options will vest on 8/11/2010.

(4)
One half of the unexercisable stock options will vest on the following dates: 2/23/2010 and 2/23/2011.

(5)
One third of the unexercisable stock options will vest on the following dates: 2/28/2010, 2/28/2011 and 2/29/2012.

(6)
The stock options vest in 25% increments on the following dates: 2/27/2010, 2/27/2011, 2/27/2012 and 2/27/2013.

(7)
The stock awards vest as follows: 12,863 shares vest on 8/11/2010, 7,437 shares vest on 2/23/2010, 7,438 shares vest on 2/23/2011, 7,025 shares vest on 2/28/2010, 7,025 shares vest on 2/28/2011, 7,025 shares vest on 2/29/2012, 13,500 shares vest on 2/27/2010, 13,500 shares vest on 2/27/2011, 13,500 shares vest on 2/27/2012 and 13,500 shares vest on 2/27/2013.

(8)
The stock awards vest as follows: 2,788 shares vest on 8/11/2010, 2,787 shares vest on 2/23/2010, 2,788 shares vest on 2/23/2011, 2,288 shares vest on 2/28/2010, 2,287 shares vest on 2/28/2011, 2,288 shares vest on 2/29/2012, 4,312 shares vest on 2/27/2010, 4,313 shares vest on 2/27/2011, 4,312 shares vest on 2/27/2012 and 4,313 shares vest on 2/27/2013.

(9)
The stock awards vest as follows: 2,788 shares vest on 8/11/2010, 1,937 shares vest on 2/23/2010, 1,938 shares vest on 2/23/2011, 2,588 shares vest on 2/28/2010, 2,587 shares vest on 2/28/2011, 2,588 shares vest on 2/29/2012, 4,875 shares vest on 2/27/2010, 4,875 shares vest on 2/27/2011, 4,875 shares vest on 2/27/2012, 4,875 shares vest on 2/27/2013.

(10)
The stock awards vest as follows: 2,788 shares vest on 8/11/2010, 2,587 shares vest on 2/23/2010, 2,588 shares vest on 2/23/2011, 2,288 shares vest on 2/28/2010, 2,287 shares vest on 2/28/2011, 2,288 shares vest on 2/29/2012, 6,312 shares vest on 2/27/2010, 6,313 shares vest on 2/27/2011, 4312 shares vest on 2/27/2012 and 4,313 shares vest on 2/27/2013.

(11)
The, stock awards vest as follows: 3,263 shares vest on 8/11/2010, 2,975 shares vest on 2/23/2010, 2,975 shares vest on 2/23/2011, 2,438 shares vest on 2/28/2010, 2,437 shares vest on 2/28/211, 2,438 shares vest on 2/29/2012, 2,812 shares vest on 2/27/2010, 2,813 shares vest on 2/27/2011, 2,812 shares vest on 2/27/2012, 2,813 shares vest on 2/27/2013, 937shares vest on 2/27/2010, 938 shares vest on 2/27/2011, 937 shares vest on 2/27/2012 and 938 shares vest on 2/27/2013.

        The Company has not engaged in any option repricings or other modifications to any of its outstanding equity awards during fiscal years 2007, 2008 or 2009.

2009 Option Exercises and Stock Vested

        The following table shows information regarding stock option exercises and vesting of restricted stock awards with respect to the named executives during the year ended December 26, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	0	—	44,412	1,214,313
Thomas F. Ackerman	0	—	13,710	366,235
Real H. Renaud	0	—	11,189	302,439
David P. Johst	21,754	645,441	11,769	317,798
Nancy A. Gillett	0	—	13,241	358,642

(1)
The value realized on the exercise of stock options and the immediate sale of shares acquired upon exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as where the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock is based on the closing price of our common stock on the trading date immediately preceding the date of vesting.

2009 Pension Benefits

        One of the Company's sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that covers most U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this Plan. Each of the named executives is a participant in the pension plan and has an accrued pension benefit thereunder. The Plan was frozen effective April 30, 2008. No additional benefits will be accrued to participants after such date. All participants' rights to benefits under this plan have vested.

        Benefits under the U.S. Pension Plan are based on the participants' highest five consecutive years of compensation and years of service as of April 30, 2008. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of: (1) 1 1/8% of participants' highest average five consecutive years of compensation (excluding compensation earned after April 30, 2008) multiplied by years of service earned through April 30, 2008 (up to 40 years), less the maximum offset allowance determined as of April 30, 2008 in accordance with the Code Section 401(l); (2) $180 multiplied by years of service as of April 30, 2008; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit amount ranging in amount from $51,000-$97,000. The applicable amounts for the named executives are as follows: Mr. Foster, $73,000; Mr. Ackerman, $97,000; Mr. Renaud, $69,000; and Mr. Johst, $79,000. Dr. Gillett is not entitled to a frozen supplemental benefit.

        Compensation under the U.S. Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant's normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant's benefit commencement date precedes his or her normal retirement date. Messrs. Foster, Ackerman and Renaud are each currently eligible for early retirement.

        Participants' rights to benefits under this plan vest upon completion of five years of service.

        The table below sets forth information regarding the accumulated benefits of the named executives under the Charles River Laboratories, Inc. Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	32.6	1,067,198	0
Thomas F. Ackerman	Charles River Laboratories, Inc. Pension Plan	20.0	839,454	0
Real H. Renaud	Charles River Laboratories, Inc. Pension Plan	40.0	1,445,997	0
David P. Johst	Charles River Laboratories, Inc. Pension Plan	17.0	442,126	0
Nancy A. Gillett	Charles River Laboratories, Inc. Pension Plan	8.0	93,500	0

(1)
The maximum years of credited service under the Charles River Laboratories, Inc. Pension Plan is 40 years. If there were no such maximum, Mr. Renaud would have 43.3 years of credited service.

(2)
The normal form of payment under the U.S. Pension Plan is a straight life annuity. The present value of accumulated benefits disclosed is based on the assumptions used in the Company's financial statement disclosures relating to the U.S. Pension Plan including a discount rate of 6.00% and mortality in accordance with the RP-2000 Mortality Table for 2008 (as prescribed by Treasury regulation 1.430(h)(3)-1). The amounts reflected in this column include the frozen supplemental benefit amounts referred to in the description of the Pension Plan above. Also, for administrative efficiency, the amounts set forth in this table are for, and as of, the calendar year ended December 31, 2009 as opposed to our fiscal year end December 26, 2009. The Company believes there is no material difference between the amounts actually reported and the amounts that would have been reported if we had used a December 26, 2009 date instead.

 2009 Nonqualified Deferred Compensation

        In 2006, the Company established the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for certain eligible employees, including its named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.

        The plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In addition to the Deferred Compensation Plan, certain officers and key employees of the Company also participate, or in the past participated, in the Company's amended and restated Executive Supplemental Life Insurance Retirement Plan, or ESLIRP, which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under the Charles River Laboratories, Inc. Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service with a 10% incremental increase in vesting percentage for each year thereafter. The total ESLIRP benefit will be offset by the Charles River Laboratories, Inc. Pension Plan and Social Security.

        In connection with the establishment of the Deferred Compensation Plan, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Mr. Foster, Mr. Renaud, Mr. Ackerman and Mr. Johst, who are named executives, were participants in the ESLIRP. Upon the adoption of the Deferred Compensation Plan, the value of their accrued ESLIRP benefits, after adjustments for outstanding Medicare taxes, were credited to their Deferred Compensation Plan account balances as follows: Mr. Foster: $6,506,049, Mr. Ackerman: $1,697,380, Mr. Renaud: $2,691,730 and Mr. Johst: $1,245,235.

        In addition, the Company provides certain active employees, including Dr. Gillett, an annual contribution into their Deferred Compensation Plan account of 10% of the employee's base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus. The credited amounts for Dr. Gillett vest in 1/4 increments annually over a four-year period.

        Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts, less $50,000. For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled "Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control."

        The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)
James C. Foster	0	1,000,866	89,990	0	7,090,157
Thomas F. Ackerman	0	406,383	309,590	0	2,497,875
Real H. Renaud	0	614,360	472,243	0	4,345,969
David P. Johst	0	273,567	288,843	0	1,830,704
Nancy A. Gillett	0	54,781	9,422	0	256,047

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2009. Accordingly, amounts credited by the registrant with respect to compensation earned in the last fiscal year, but which are credited in 2010, have not been included in this table. However, these amounts (Mr. Foster, $1,340,560; Mr. Ackerman, $423,827; Mr. Renaud, $480,775; Mr. Johst, $334,201; and Dr. Gillett, $54,781) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled "All Other Compensation." As further discussed in the narrative above, the amounts set forth in the column entitled "Registrant Contributions in Last FY" represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives' Deferred Compensation Plan account balances. Also, for administrative efficiency, the amounts set forth in this table are for, and as of, the calendar year ended December 31, 2009 as opposed to our fiscal year end December 26, 2009. The Company believes there is no material difference between the amounts actually reported and the amounts that would have been reported if we had used a December 26, 2009 date instead.

(2)
The amounts listed under the column "Registrant Contributions in Last FY" in this table and in prior years have been reported as compensation in the Summary Compensation Table for previous years.

Potential Payments upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 26, 2009, given the named executive's compensation and service levels as of such date and, if applicable, based on the Company's closing stock price on that date. (Since our last trading day in fiscal 2009 was December 24, 2009, where applicable we have assumed a stock price of $32.96, the closing price on that date). Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age.

  Disability and Life Insurance

        Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the named executives as a result of disability, disability insurance could provide up to a maximum additional amount of $50,000, dependent on the nature of the disabling loss. In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives' beneficiaries as follows: Mr. Foster, $9,638,000; Mr. Ackerman, $4,140,464; Mr. Renaud, $4,425,929; Mr. Johst, $4,140,464; and Dr. Gillett, $4,069,744 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to the Company's Deferred Compensation Plan). The total termination compensation described below does not include these amounts.

  Severance Plans

        Under the Company's Officer Separation Plan, a corporate officer whose employment is terminated by the Company for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who has not been offered a comparable position within the Company is entitled to receive a severance payment equal to two years of the officer's base pay (plus accrued vacation pay and a pro rata bonus payout if termination occurs after June 30th of the applicable year). In addition, the Officer Separation Plan provides corporate officers with certain benefits continuing for the length of the severance payments (primarily health and welfare benefits), as well as reimbursement for specified outplacement services. Payments under the Officer Separation Plan are to be made bi-weekly (the Company's normal payroll cycle), although if any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the officer to additional tax, interest or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the officer's death. In exchange for these payments, the officer must agree not to compete with the Company for one year following his or her separation. Each of the named executives other than Mr. Renaud is a participant in this plan. In January 1992, Mr. Renaud entered into an agreement with Charles River Laboratories, Inc. providing for a severance payment equal to one year of his base pay if his employment is terminated for any reason other than for cause, and up to one additional year of base pay until he finds non-competing employment. In addition, Mr. Renaud would be eligible to receive a pro-rated bonus for the year of termination. The 1992 agreement with Mr. Renaud also provides him with continuation of disability benefits for the length of the severance payments and prohibits him from competing with Charles River Laboratories, Inc. for one year after his termination of employment.

  Change in Control Agreements

        The Company has entered into change in control agreements with most of its executive officers, including each of the named executives. These agreements provide such officer with severance and other benefits in the event their employment terminates under certain conditions during the term of the agreement and within one year following a "change in control" (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the executive officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with the Company (including the severance plans described above).

        The agreements provide that any options to acquire common stock of the Company awarded to the executive officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of the change in control. In addition, restrictions on any shares of restricted stock of the Company held by the executive officer shall lapse upon the occurrence of the change in control.

        Each executive officer covenants in his or her agreement that in the event of a change in control during the term of the agreement, he or she will remain in the employ of the Company after the change in control until the earliest of (1) six months after the date of the change in control, (2) termination by the executive officer of his or her employment for "good reason" (as defined in the agreement) or by reason of death, disability or retirement or (3) termination of the executive officer's employment by the Company for any reason.

        If the employment of the executive officer is terminated during the term of the agreement and on or before the first anniversary of a change in control (1) by the Company other than for "cause" (as defined in the agreement), death or disability or (2) by the executive officer for good reason, the executive officer will be entitled to certain severance benefits, as follows:

  •
  a lump-sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the executive officer's then annual base salary and (2) the executive officer's target bonus for the fiscal year in which the termination occurs;

  •
  for those executive officers at the Senior Vice President level and above, an additional payment to "gross-up" the executive officer for any excise tax imposed by Section 4999 of the Code (provided that if the aggregate value of payments by the Company to or on behalf of the executive officer is less than 315% of the "base amount" (as defined under §280G(b)(3) of the Code), the executive officer will not be entitled to a "gross-up" and instead such payments shall be reduced to an amount equal to $1 less than 300% of the "base amount");

  •
  additional service credit for of three years (Mr. Foster) and two years (all other named executives other than Mr. Renaud) for pension purposes assuming a 4% increase in compensation for each year. Mr. Renaud has already reached the maximum 40 years of credited service under the U.S. Pension Plan and is not able to receive any additional years of credited service;

  •
  continuation of group medical benefits and certain other perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

  •
  26 weeks of outplacement services (up to $50,000), entitlement to purchase the officer's then Company-leased vehicle in accordance with the most attractive terms available under the lease, and payment of legal fees incurred in connection with any termination of employment other than a termination by the Company for cause.

        If any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the named executive to additional tax, interest or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the named executive's death.

        A "change in control" is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of the Company's assets as an entirety to any person or related group of persons; (2) the merger or consolidation of the Company with or into another corporation or the merger or consolidation of another corporation with or into the Company or one of the Company's subsidiaries, such that immediately after such transaction the outstanding voting securities of the Company immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of the Company's outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire common stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

        Under the agreement, the term "cause" is defined as the (1) willful and continued failure of the executive officer to perform his or her duties with the Company, (2) a substantial violation of the Company's Code of Business Conduct and Ethics (and any successor policy), (3) conviction of a felony or (4) engaging in conduct that violates the confidentiality provisions of the Agreement. "Good reason" is generally defined to include (1) situations such as the assignment to the executive officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the executive officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the executive officer to relocate more than 50 miles from the office where he or she is based.

        The chart below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  Termination occurs on December 26, 2009 (last day of the fiscal year 2009).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid for by the Company; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP Plan, employees who leave the Company prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

  •
  We have assumed that none of the named executives have accrued or unused vacation remaining at the time of termination.

  •
  We assumed that Mr. Renaud will receive two years of base salary and one year's actual bonus as contemplated by his 1992 agreement.

Benefits Continuation—

  •
  In accordance with the Officer Separation Plan, the benefits continuation value for each named officer other than Mr. Renaud includes 24 month continuation of medical, dental and basic life/AD&D coverage plus any benefits and perquisites that the executive was eligible to receive at the time of termination (except for long-term disability benefits).

  •
  We assumed 24 months of long-term disability benefits for Mr. Renaud.

Retirement Plan Benefits—

  •
  The values reflect the total account balance in the Deferred Compensation Plans as of December 26, 2009 and the lump sum present value of the accrued benefits under the Company's Pension Plan as of December 26, 2009.

  •
  In addition to the account balances in the qualified and non-qualified retirement plans, the named executives (except Mr. Renaud) are also entitled to receive two additional years of company contributions to the 401(k) plan. The assumed amount of an additional year's contributions is equal to the full amount of 2009 contributions (prior to any discrimination testing reduction, where applicable).

  •
  Benefits under these plans are currently vested and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code).

Other Benefits—

  •
  The Officer Separation Plan provides for professional outplacement services for all the named executives (except Mr. Renaud). The values reflect the maximum cost of professional outplacement services equal to 15% of the executive's base salary and prior year's bonus paid.

Equity—

  •
  In accordance with the 2007 Incentive Plan, as amended, the named executives are entitled to up to three months after termination to exercise any vested stock options. We have assumed that any unvested options or restricted stock after such time are forfeited.

Severance Payments Absent a Change-in-Control

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Total

James C. Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$8,157,358	$0	$8,157,358

Involuntary Termination—Not for Cause/Good Reason	$1,897,000	$722,854	$0	$8,178,058	$264,842	$11,062,754

Thomas F. Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$3,337,330	$0	$3,337,330

Involuntary Termination—Not for Cause/Good Reason	$908,960	$186,526	$0	$3,358,030	$109,963	$4,563,479

Real H. Renaud

Disability, Death, Retirement, and Voluntary Termination and For Cause Termination	$0	$0	$0	$5,791,966	$0	$5,791,966

Involuntary Termination—Not for Cause/Good Reason	$992,920	$5,759	$0	$5,791,966	$0	$6,790,645

David P. Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$2,272,831	$0	$2,272,831

Involuntary Termination—Not for Cause/Good Reason	$908,960	$255,060	$0	$2,293,531	$121,082	$3,578,633

Nancy A. Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$349,547	$0	$349,547

Involuntary Termination—Not for Cause/Good Reason	$888,160	$295,940	$0	$370,247	$82,699	$1,637,046

(1)
Equity value for death, disability and termination without cause and for Good Reason absent a change-in-control reflects the value of any unvested, but accelerated, stock options and restricted stock. In these termination situations, unvested awards do not accelerate.

(2)
Reflects maximum payment for professional outplacement services.

        The chart below sets forth the amounts payable to each named executive in the event of termination following a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  A change-in-control is assumed to have occurred on December 26, 2009 (last day of the fiscal year 2009). However, no change-in-control actually occurred on the aforementioned date.

  •
  Termination occurs on December 26, 2009 (last day of the fiscal year 2009).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by the Company; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP Plan, employees who leave the Company prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

  •
  We have assumed that none of the named executives have any accrued or unused vacation remaining at the time of termination.

Benefits Continuation—

  •
  The benefits continuation value for each named officer includes 24-month continuation (36 for the CEO) of medical, dental, basic life/AD&D and long-term disability and other welfare-type benefits at the time of termination.

Retirement Plan Benefits—

  •
  In addition to the triggered benefits described above, the values reflect the total account balance of the Deferred Compensation Plans as of December 26, 2009 and the lump sum present value of the accrued benefits under the Pension Plan as of December 26, 2009.

  •
  Under the Pension Plan, no additional compensation for additional years' service credit has been added since the Pension Plan was frozen in 2008.

  •
  Benefits under these plans are vested and will automatically be paid upon any termination.

Equity—

  •
  The change-in-control agreements provide for full acceleration of all unvested equity awards upon a change-in-control. The values reflect the in-the-money value of all unvested stock options and the value of all unvested restricted stock. While this provision in the change-in-control agreements provides the named executives with contractual acceleration rights, we note that under each of the applicable stock option plans of the Company, including the 2007 and 2000 Incentive Plans, a change of control transaction will generally provide for automatic vesting and, if relevant, exercise of outstanding awards. Accordingly, the accelerated treatment applicable to the named executives' equity awards will apply equally to all of the Company's equity plan participants. This vesting feature, which is in our 2007 and 2000 Incentive Plans, both of which have been approved by our stockholders, is in place because we believe that utilizing a single event to vest awards provides a simple and certain approach for treatment of equity awards in a transaction that will likely result in the elimination or de-listing of our stock. This provision recognizes that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction. In addition it provides our employee option and restricted stock holders with the same benefit as our other stockholders who are free to realize the value created at the time of the transaction by selling their equity.

Tax 280G Gross-up—

  •
  The change-in-control agreements for the named executives provide that the Company pays the 20% excise tax under Section 4999 of the Code for the executive, but only if the payments subject to the tax exceed the executive's five-year average W-2 taxable income by 15%. If the total severance payments do not exceed 15% of the safe harbor amount (three times the five-year average W-2 taxable income), payments are reduced to $1 less than the safe harbor limit.

  •
  Based on the totality of assumptions, in no case does the total severance payments to a named executive exceed the safe harbor amount by 15%.

Severance Payments Following a Change-in-Control

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Tax Gross-Up	Total

James C. Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$5,296,537	$8,157,358	$0	$0	$13,453,895

Involuntary Termination (Severance)—Not for Cause/Good Reason	$5,691,000	$218,624	$5,296,537	$8,157,358	$50,000	$0	$19,413,519

Thomas F. Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$1,728,326	$3,337,330	$0	$0	$5,065,656

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,545,232	$118,728	$1,728,326	$3,337,330	$50,000	$0	$6,779,616

Real H. Renaud

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$1,775,789	$5,791,966	$0	$0	$7,567,755

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,687,964	$99,164	$1,775,789	$5,791,966	$50,000	$0	$9,404,883

David P. Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$1,774,437	$2,272,831	$0	$0	$4,047,268

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,545,232	$106,128	$1,774,437	$2,272,831	$50,000	$0	$5,748,628

Nancy A. Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$1,551,845	$349,547	$0	$0	$1,901,392

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,509,872	$113,135	$1,551,845	$349,547	$50,000	$0	$3,574,399

(1)
Equity value following a change-in-control reflects the value of all unvested stock options, restricted stock and performance awards, assuming all options and restricted stock outstanding as of the date of the change-in-control accelerate and become fully exercisable (using the Company's closing stock price on December 24, 2009 of $32.96).

(2)
Reflects a maximum payment for professional outplacement services.

Related Person Transaction Policy

        The Company maintains a formal Related Person Transactions Policy (available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption) which is intended to promote the timely identification of transactions involving "related persons" (as such term is defined pursuant to SEC regulations) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

        If a transaction qualifies as a related person transaction, the Audit Committee then considers all relevant facts and circumstances, including without limitation: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to the Company; opportunity costs of alternate transactions; the materiality and character of the related person's direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in or (2) is not inconsistent with the best interests of the Company and its shareholders.

        As of the date of this Proxy Statement, the Company is not aware of the existence of any related person transaction since the beginning of fiscal year 2009.

Compensation Committee Interlocks and Insider Participation

        During the 2009 fiscal year, the Compensation Committee consisted of Drs. Chang and Milne, and Messrs. Rogers and Waltrip. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries. The Company is not aware of any compensation committee interlocks.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2009, the Committee consisted of Messrs. Massaro, Chubb and Waltrip.

        The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company's overall financial reporting process. The Board of Directors has determined that Stephen D. Chubb and George E. Massaro are both Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 26, 2009, the Audit Committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 26, 2009, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements and the earnings releases, and PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of the Company's management and the audit-related activity of PricewaterhouseCoopers LLP.

  •
  Met with the Company's management, internal auditors and PricewaterhouseCoopers LLP, separately and together, with and without management present, to discuss the Company's financial reporting process and internal controls over financial reporting in addition to other matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  •
  Reviewed with the independent auditor all services provided during 2009 and found no independence concerns and approved all work in advance of completion consistent with prescribed policy and procedures. In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by the Public Company Accounting Oversight Board. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence and acknowledged their independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Evaluated the annual inspection report by the Public Company Accounting Oversight Board of PricewaterhouseCoopers LLP, and discussed the report with PricewaterhouseCoopers LLP. The Audit Committee also evaluated a report on PricewaterhouseCoopers LLP's quality controls, and discussed the report with them.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit-related and specifically approved tax and other services.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company's accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2009 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Stephen D. Chubb Mr. William H. Waltrip

        The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that Charles River Laboratories specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

 OTHER MATTERS

Code of Business Conduct and Ethics

        All our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board of Directors, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. This Code forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the importance of integrity of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. Consistent with the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of our Code of Business Conduct and Ethics is available on our website at www.criver.com, under the "Investor Relations—Corporate Governance" caption. We will disclose any future material amendments to the Code of Business Conduct and Ethics and any waivers granted to any director or officer within two business days following the date of such amendment or waiver.

Shareholder Proposals for 2011 Proxy Statement

        Shareholders who wish to present proposals for inclusion in the Proxy Statement relating to the Company's Annual Meeting of Shareholders to be held in 2011 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible, shareholder proposals must be received by the Corporate Secretary of the Company no later than November 30, 2010.

        Under the Company's By-laws, if a shareholder wishes to present a proposal before the 2011 Annual Meeting separately from the Rule 14a-8 process, such shareholder must give written notice to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice not less than 90 days nor more than 120 days prior to May 6, 2011, provided that, if the 2011 Annual Meeting is not held within 30 days before or after May 6, 2011, then such nomination must be delivered to or mailed and received by the Corporate Secretary no later than the later of the close of business on the 70th day prior to May 6, 2011 or the close of business on the 10th day following the date on which public announcement of the date of the meeting is made by the Company.

Obtaining Additional Information about the Company

        The Notice of Meeting, this Proxy Statement, the enclosed proxy and the Company's Annual Report to Shareholders for the year ended December 26, 2009 are being mailed to shareholders on or about March 30, 2010. The Company's Annual Report to Shareholders includes a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2009 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about the Company. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of the Company's Annual Report on Form 10-K (with exhibits) for the year ended December 26, 2009 can also be found on the SEC website at www.sec.gov.

Certain Matters Relating to Proxy Materials and Annual Reports

        The Company satisfies SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare Investor Services., P.O. Box 43078, Providence, RI 02940-3078, telephone 1-877-282-1168, website: http://www.computershare.com. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your broker or bank.

Forward Looking Statements

        This Proxy Statement, and in particular the sections entitled "Compensation Discussion and Analysis" and "Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control," contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These include statements regarding future events and the future results of the Company and the employment of our named executive officers that are based on the beliefs and assumptions of our management as well as certain scenarios required by the federal securities laws rules and regulations. These statements are based on current expectations and beliefs of Charles River as well as particular hypothetical situations, and involve a number of risks, uncertainties, and assumptions that are difficult to predict, including the employment prospects of our named executives upon a change-in-control and the value of their benefits upon such events. You should not rely on forward-looking statements because they are predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our Form 10-K for the fiscal year ended December 26, 2009 under the sections entitled "Risks Related to Our Business and Industry," "Our Strategy," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our press releases and other financial filings with the Securities and Exchange Commission. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks.

Other Business

        The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors: David P. Johst Corporate Secretary

Wilmington, Massachusetts
March 30, 2010

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

<STOCK#> 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNNNN NNNNNNN MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 NNNNNNNNNNNNNNN C 1234567890 J N T 0 2 4 7 5 8 1 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 015P9A 1 U P X + [1] PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. [1] Annual Meeting Proxy Card + Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 01 - James C. Foster 02 - Nancy T. Chang 03 - Stephen D. Chubb 04 - Deborah T. Kochevar 05 - George E. Massaro 06 - George M. Milne, Jr. 07 - C. Richard Reese 08 - Douglas E. Rogers 09 - Samuel O. Thier 10 - William H. Waltrip Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Against Abstain 2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending December 25, 2010. 01 02 03 04 05 06 07 08 09 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 10

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — MAY 6, 2010 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Stockholders to be held at 8:30 a.m. on Thursday, May 6, 2010 at Charles River Laboratories International, Inc., 181 Ballardvale Street, Wilmington, MA 01887 and hereby appoints James C. Foster, Thomas F. Ackerman and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR Proposals 1 and 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

QuickLinks

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be Held on May 6, 2010
PROPOSAL ONE ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
PROPOSAL TWO RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BENEFICIAL OWNERSHIP OF SECURITIES
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
2009 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2009 Year-End
2009 Option Exercises and Stock Vested
2009 Pension Benefits
2009 Nonqualified Deferred Compensation
Potential Payments upon Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE
OTHER MATTERS